UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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TYLER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 6, 2023
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders of Tyler Technologies, Inc. to be held on Thursday, May 11, 2023, at 9:00 a.m. Central Time. The meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2023. Details of the business to be conducted are given in the attached Notice of Annual Meeting and Proxy Statement.
Because the 2023 Annual Meeting of Shareholders will be held via the Internet only, the accompanying proxy materials include instructions on how to attend the meeting and the means by which you may vote and submit questions during the meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any shareholder attending the meeting may vote electronically even if they have returned a proxy. Participation in the live virtual meeting will be considered in-person attendance.
Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tyler Technologies.
Yours very truly,

JOHN S. MARR, JR. Executive Chair of the Board

TYLER TECHNOLOGIES, INC.
5101 Tennyson Parkway
Plano, Texas 75024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2023
To the Shareholders of TYLER TECHNOLOGIES, INC.:
The annual meeting of shareholders will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2023 on Thursday, May 11, 2023, at 9:00 a.m. Central Time. Instructions for accessing the meeting are provided in the “Other Helpful Information” section at the end of the proxy materials.
At the meeting, you will be asked to:
(1)	elect eight directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;
(2)	approve an advisory resolution on executive compensation;
(3)	ratify the selection of our independent auditors for fiscal year 2023; and
(4)	approve an advisory resolution on the frequency of shareholder voting on our executive compensation.
Only shareholders of record as of March 17, 2023, may vote at the annual meeting.
All shareholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy material. Please reference the “Voting Methods” portion of the “Other Helpful Information” section. Your prompt response will reduce the time and expense of solicitation.
The enclosed 2022 Annual Report does not form any part of the proxy solicitation material.
By Order of the Board of Directors

ABIGAIL DIAZ Chief Legal Officer Corporate Secretary

Plano, Texas
April 6, 2023

2	2023 Proxy Statement

2023 Proxy Statement 3

4	2023 Proxy Statement

GENERAL INFORMATION
This Proxy Statement and accompanying form of proxy, solicited on behalf of the Board of Directors, are first being sent to shareholders on or about April 6, 2023.
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.
Proposals
Shareholders are being asked to vote on the following matters at the 2023 Annual Meeting.
Proposal	Description	Vote Requirement for Approval	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
Proposal One	Election of Directors	Majority of votes cast	FOR	No effect	No effect
Proposal Two	Advisory Approval of Our Executive Compensation	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect
Proposal Three	Ratification of Our Independent Auditors for Fiscal Year 2023	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	Discretionary vote
Proposal Four	Advisory Resolution on the Frequency of Shareholder Voting on Our Executive Compensation	Majority of shares present in person or represented by proxy	1 YEAR	Counted as “AGAINST”	No effect

2023 Proxy Statement 5

Director Nominees
The following table summarizes certain attributes of each director nominee. Each item, including the age and tenure calculations, is current as of the 2023 Annual Meeting.
	Glenn A. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	Mary L. Landrieu	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Dustin R. Womble
Board Tenure (Years)	9	9	2	3	21	6	7	18
Age (Years)	67	62	67	67	63	55	60	64
Gender (Male/Female)	M	F	M	F	M	M	M	M
Race/Ethnicity:
African American/Black			•
Caucasian/White	•	•		•	•	•	•	•
Independent Director	•	•	•	•			•
Committee(s)	NGC (C) Comp	Audit (C) NGC	Comp	Audit NGC	Exec (C)	Exec	Comp (C) Audit
NGC = Nominating and Governance Committee
Audit = Audit Committee
Comp = Compensation Committee
Exec = Executive Committee
(C) = Chair
Each nominee has indicated that they are able and willing to serve as a director. If any nominee becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors.

6	2023 Proxy Statement

Corporate Governance Facts: At A Glance
Recent Highlights Include:

•
Entered into one-year executive employment agreements with Named Executive Officers in 2022 with automatic renewal provision, replacing legacy five-year employment agreements and corresponding equity grants where applicable.

•	Stock options no longer part of executive compensation.
•
Any Named Executive Officer’s severance in connection with a change-in-control transaction is now subject to a “double trigger,” requiring termination of employment on specified grounds, rather than the “single trigger” occurrence of the change in control only.

•	Shareholders approved three shareholder rights provisions at 2022 annual meeting.
Board and Committee Overview

•	Current Board size: 8
•	Current number of independent directors: 5
•	Board committees consisting entirely of independent directors: Audit, Nominating and Governance, and Compensation
•	All directors attended at least 75% of meetings held
•	All directors are elected annually
•	Majority voting standard for directors in uncontested elections
•	Plurality carveout for contested elections
•	Director resignation policy
•	Separate Board Chair and CEO
•	Lead Independent Director appointed
•	Independent directors to meet in executive sessions
•	Board and committees conduct annual self-evaluations
•	Stock anti-hedging and pledging policy in effect
•	Risk oversight by full board and as allocated to committees
•	Annual advisory vote on executive compensation since 2017; recommended to continue in 2023
•	Stock ownership requirements for directors and executive officers
•	Executive compensation recovery policy
Shareholder Rights Snapshot

•	Tyler is not a controlled company
•	The Board is not a classified board
•	No cumulative voting
•	Board has ability to issue blank-check preferred stock
•	Shareholders approved majority vote requirement for mergers, share exchanges, and certain other transactions at 2022 annual meeting
•	Shareholders approved provision for shareholder ability to call special meetings at 2022 annual meeting
•	Shareholders approved provision for shareholder ability to request action by written consent at 2022 annual meeting

2023 Proxy Statement 7

Compensation Facts: At A Glance
Our executive compensation program is designed and administered to reward for performance based on the following objectives:
•	Provide compensation that attracts, motivates, retains and rewards a talented executive team with deep experience in the public sector and the technology industry;
•
Design compensation to prevent excessive risk-taking and reward for responsible growth of revenue and operating margin with a mix of compensation elements balanced between fixed pay, annual incentives, and long-term incentives; and

•
Deliver compensation based on the achievement of key operational results and long-term strategic objectives which drive Company performance and align executive compensation with increased shareholder value.

To achieve these objectives, elements of our compensation program include:
•	A mix of fixed compensation, short-term incentives, and long-term incentives to provide total compensation designed to attract and retain executive talent and reward sustained strong performance
•	More than two-thirds of total target compensation to Named Executive Officers provided as “at risk” compensation
•	Performance-based incentives linked to achievement of annual and long-term growth goals
•	No material non-cash benefits, deferred compensation benefits, or other executive perquisites
•	Health and welfare benefits provided to Named Executive Officers on the same terms as broadly available to Company employees
•	Executive compensation subject to an executive compensation recovery policy
•	Executive requirements to hold a meaningful ownership stake in the Company, consistent with our stock ownership guidelines
•	Caps and appropriate controls to ensure excessive risk is not incentivized
•	Prohibition on stock option exchanges or repricing without shareholder approval
•	Minimum one-year vesting period under our 2018 Stock Incentive Plan
•	Enforcement of a stock anti-hedging and pledging policy
•	An annual shareholder advisory vote on Named Executive Officer compensation since 2017, and recommended to continue
•	Engagement with shareholders on executive compensation perspectives
•	Conduct of an annual compensation-related risk assessment
•	No excise tax payments or “gross ups” on future post-employment compensation to our Named Executive Officers
•
Annual peer group competitive analysis using publicly traded companies of similar size, most of which are in the enterprise software space, supplemented with a review of compensation data from the Radford Global Technology Survey (the “Radford Survey”)

Our Compensation Committee, comprised entirely of independent directors, is responsible for overseeing our executive compensation program.

8	2023 Proxy Statement

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 17, 2023, by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management
Name and Address of Beneficial Owner(1)	Direct(2)	Options Exercisable Within 60 Days(3)	Stock Awards Vested Within 60 Days(4)	Other(5)	Total	Percent of Class(6)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,752,857(7)	—	—	—	4,752,857	11.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,090,957(8)	—	—	—	3,090,957	7.4%
Directors and Nominees
Glenn A. Carter	1,287	16,000	724	—	18,011	*
Brenda A. Cline	634	10,000	724	4,002(9)	15,360	*
Ronnie D. Hawkins, Jr.	634	—	724	—	1,358	*
Mary L. Landrieu	1,387	—	724	—	2,111	*
Daniel M. Pope	5,659	—	724	—	6,383	*
Dustin R. Womble	138,718(10)	1,231	724	—	140,673	*
Named Executive Officers
John S. Marr, Jr.	50,138	181,333	—	45,150(11)	276,621	*
H. Lynn Moore, Jr.	89,905	203,000	—	—	292,905	*
Brian K. Miller	18,456(12)	56,500	—	26,781(13)	101,737	*
Jeffrey D. Puckett	6,030	52,648	—	—	58,678	*
Directors and executive officers as a group (10 persons)	312,848	520,712	4,344	75,933	913,837	2.2%
*	Less than one percent of our outstanding common stock
(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5101 Tennyson Parkway, Plano, Texas 75024.
(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power. All share numbers are rounded to the nearest whole share.
(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 17, 2023, or within 60 days thereafter.
(4)	“Stock Awards Vested within 60 Days” reflects the number of restricted stock units that will vest and be settled in shares at March 17, 2023, or within 60 days thereafter.
(5)	“Other” represents the number of shares of common stock as to which the named entity or individual share (or may be deemed to share) voting and dispositive power with another entity or individual(s).
(6)
Based on 41,895,333 shares of our common stock issued and outstanding at March 17, 2023. Each shareholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 41,895,333 plus (ii) the number of shares such owner has the right to acquire within 60 days.

(7)
Based on information reported by The Vanguard Group on Amendment No. 11 to Schedule 13G that was filed with the SEC on February 9, 2023. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 0 shares, sole investment power of 4,578,343 shares, shared voting power of 60,914 shares, and shared investment power of 174,514 shares.

(8)
Based on information reported by BlackRock, Inc. on Amendment No. 15 to Schedule 13G that was filed with the SEC on January 31, 2023, BlackRock, Inc. is deemed to have beneficial ownership of all of these shares, which includes sole voting power for 2,843,967 shares, sole investment power for all 3,090,957 shares.

(9)
The shares are owned by a family limited partnership in which Ms. Cline and her husband each own a 44% limited partner interest and the general partner, a limited liability company, owns a 2% general partner interest. The general partner is equally owned by Ms. Cline and her husband. Ms. Cline disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(10)	Includes: 12,705 shares of common stock pledged to secure personal debt and 4,500 shares of our common stock held in a margin account.

2023 Proxy Statement 9

(11)
Includes: (a) 39,500 shares of common stock held in a partnership in which Mr. Marr is the general partner and has sole voting and investment power (the partnership is owned 99% by a trust in which Mr. Marr’s disclaims beneficial ownership and 1% by the general partner); and (b) 5,650 shares held in two trusts for which Mr. Marr is a co-trustee and is deemed to have shared voting and dispositive power. Mr. Marr disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)	Includes: 7,310 shares held in a margin account.
(13)
Includes: (a) 17,455 shares owned indirectly, which are owned by a family trust for which Mr. Miller’s spouse is the beneficiary and trustee; (b) 4,583 shares owned indirectly, which are owned by a family trust for which one of Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee; and (c) 4,743 shares owned indirectly, which are owned by a family trust for which one of Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more shareholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2022 and (ii) written representations from our directors and executive officers, we believe that all of our directors, officers, and 10% or more shareholders, complied with all Section 16(a) filing requirements during 2022.

10	2023 Proxy Statement

PROPOSALS FOR CONSIDERATION
Proposal One – Election of Directors
At the annual meeting, you will be asked to elect a board of eight directors. The nominees for director are: Glenn A. Carter; Brenda A. Cline; Ronnie D. Hawkins, Jr.; Mary L. Landrieu; John S. Marr, Jr.; H. Lynn Moore, Jr.; Daniel M. Pope; and Dustin R. Womble. For more information regarding these nominees and their qualifications, see “Director Nominees and Executive Officers.”
Majority Voting Standard
Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “withhold” applicable to that nominee. Abstentions and broker non-votes are not counted as votes “for” or “withhold” applicable to a director nominee. Any nominee who does not receive a majority of votes cast “for” their election would be required to tender their resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. Cumulative voting for the election of directors is not permitted. In a contested election, the required vote would be a plurality of votes cast.
Criteria for Selecting Director Nominees
Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:
•	Sound personal and professional integrity
•	An inquiring and independent mind
•	Practical wisdom and mature judgment
•	Broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology
•	Expertise that is useful to Tyler and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained
•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership
•	Commitment to serve on the Board for several years to develop knowledge about our business
•	Willingness to represent the best interests of all shareholders and objectively appraise management performance
•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our shareholders
In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of backgrounds and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service.
Following the 2023 annual meeting, our Board of Directors will be composed of eight individuals, including two employee directors. We believe the mix of experience from our outside directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each outside director has extensive public sector, chief executive officer, and/or or other executive leadership position experience with businesses of varying size in various industries, and/or with local, state, or federal government. A substantial majority of our directors have valuable experience in building and sustaining a successful business enterprise. In addition, our two most recent director additions include one woman and one racially diverse candidate.
The Nominating and Governance Committee believes that the above-mentioned attributes and business experience, coupled with the diverse backgrounds summarized above, provide us with the perspectives, insights and judgment necessary to guide our Company’s strategies, monitor their execution, and perform effective oversight. For additional discussion, please see the section on “Board Diversity,” below.

2023 Proxy Statement 11

Shareholder-Recommended Director Candidates
Our Nominating and Governance Committee considers director candidates nominated to the Board of Directors at an annual meeting of shareholders by a shareholder entitled to vote for the election of directors at that meeting. A nominating shareholder must comply with the notice procedures set forth in Article III, Section 4 of the Company’s bylaws. The Nominating and Governance Committee may require any proposed nominee to provide additional information reasonably required to determine the eligibility of the proposed nominee to serve as director.
The Company’s Corporate Secretary must receive any shareholder nomination not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. In the case of an annual meeting which is held more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, then in order for the notice by the shareholder to be considered timely, it must be received no earlier than 120 days prior to the annual meeting and no later than 90 days before the annual meeting or the close of business on the 10th day following the first public announcement of the annual meeting, whichever is later.
Director Nominee Qualifications
The Board and the Nominating and Governance Committee look for directors who have qualifications that are relevant to Tyler, that support our various strategic initiatives, and that serve the interests of our shareholders. The table below summarizes why the qualifications we have highlighted are of particular importance to Tyler, and how the composition of our current Board, comprised of our director nominees, as a whole meets those areas of importance.
Qualification	Relevance to Tyler	Board Composition
Accounting/Auditing	We operate in a complex financial environment with disclosure requirements, internal controls, and detailed business processes.	3
Business Operations	We have significant business operations focused on business development and sales, implementation, support and maintenance, product development, marketing, and various back-house operations, including cloud hosting services.	7
Capital Management	We allocate capital in various ways to run our operations, grow our core businesses, invest in our products, add to our technology portfolio, and return value to our shareholders.	8
Corporate Governance	We require the effective and transparent corporate oversight, ethics and responsibility expected of a public company.	5
Cybersecurity	We are committed to providing our products and services in a secure manner, protecting the integrity of the information we service and the privacy of our constituents.	5
Financial Literacy	We are routinely involved in or managing complex financial transactions and/or reporting requirements.	8
Industry Experience	We believe that experience in the software industry is relevant to an understanding of our business, strategy and marketplace.	6
Other Public Board(s)	We value the experience that comes with having served on another public board or boards.	2
Public Company Executive	We rely on directors with experience leading a large organization that is publicly traded for the practical insights on issues such as transparency, accountability and integrity.	3
Public Sector Service	We empower the public sector and find deep benefits in counting current or former leaders from local, state and federal government agencies among our directors.	3
Risk Management	We must develop, maintain, and continuously improve policies and procedures that effectively manage compliance and risk.	8

12	2023 Proxy Statement

This table corresponds each qualification and experience summarized above with our director nominees.
Qualifications & Experience	Glenn A. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	Mary L. Landrieu	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Dustin R. Womble
Accounting/Auditing		•		•			•
Business Operations	•	•	•		•	•	•	•
Capital Management	•	•	•	•	•	•	•	•
Corporate Governance	•	•		•	•	•
Cybersecurity	•		•		•	•	•
Financial Literacy	•	•	•	•	•	•	•	•
Industry Experience	•		•		•	•	•	•
Other Public Company Board(s)		•		•
Public Company Executive					•	•		•
Public Sector Service			•	•			•
Risk Management	•	•	•	•	•	•	•	•
Board Diversity
We champion a diversity of experience, skills, viewpoints, and backgrounds, including but not limited to the diversity of race, ethnicity, gender, geography and/or areas of expertise. More than one-third of our directors are diverse in terms of race or gender. Our director nominees range in age from 55 to 67 years of age.

Our Nominating and Governance Committee is focused on continued diversity on the Board. The Committee recognizes the evolving support for boards to achieve a fixed target of 30% women representation, with some calling for that achievement by 2023. While the Board has not taken a metrics-based approach to identifying director nominees and believes in the principles set forth in the Company’s Corporate Governance Guidelines and Board charters, the Committee champions Board diversity and respectfully acknowledges the 30% target as another indicator of the value of Board diversity.
As noted in our 2022 Proxy Statement, the Board welcomed two new Board members just before and during the COVID-19 pandemic: Mary L. Landrieu in 2020 and Ronnie D. Hawkins, Jr. in 2021. The Board remains committed to being a tightly integrated, highly functioning Board, and is respectful of the extended onboarding process Senator Landrieu and Mr. Hawkins experienced given the disruptions of the pandemic and its impact on the Board’s ability to meet regularly in person. For at least that reason, coupled with the Board’s confidence that its director nominees continue to represent the appropriate mix of skills, experience, and backgrounds to serve the Company and its shareholders well, the Board is not recommending the nomination of an additional director or directors in 2023. Over the course of 2023, however, the Board will keep working closely with the Nominating and Governance Committee to identify potential additions to the Board, and expects to prioritize gender and/or racial/ethnic diversity in potential candidates.

2023 Proxy Statement 13

Board Tenure
We believe that directors with varied tenure contribute to a range of perspectives, ensure knowledge transfer, and refresh the dynamics of the Board. As of the 2023 Annual Meeting, our director nominees will range in tenure from two years to 21 years, with an average tenure of 9.4 years of service.
	Less Than 3 Years	3-6 Years	7-10 Years	More Than 10 Years
Tenure	1	2	3	2

14	2023 Proxy Statement

Director Nominees and Executive Officers
Below is a brief description of our director nominees and named executive officers. Each director holds office until our next annual meeting or until their successor is elected and qualified. Named executive officers are elected annually by the Board of Directors and hold office until the next annual Board meeting or until their successors are elected and qualified.
John S. Marr, Jr., age 63 Executive Chair of the Board Director since: 2002
Mr. Marr has served as a director since May 2002. Mr. Marr has served as Executive Chair of the Board of Tyler since May 2018. Mr. Marr served as Chair of the Board and Chief Executive Officer from January 2017 until May 2018, when he assumed his current title and H. Lynn Moore, Jr. was appointed to the additional position of Chief Executive Officer. Mr. Marr also serves as Chair of the Executive Committee. From July 2004 through December 2016, Mr. Marr served as President and Chief Executive Officer. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr also served as President of MUNIS, Inc. from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. Tyler acquired MUNIS in 1999.

Key Attributes, Experience and Skills:
•	Executive Chair of the Board since May 2018; Chair of the Board since January 2017; Chief Executive Officer of Tyler from 2004 to 2018
•	Over 35 years of specific industry experience, including chief executive experience with MUNIS prior to acquisition by Tyler
•	Outside board experience as a former director of Mercy Hospital in Portland, Maine
Glenn A. Carter, age 67 Director Director since: 2014
Mr. Carter has served as a director since 2014. Mr. Carter also serves as Lead Independent Director, Chair of the Nominating and Governance Committee, and a member of the Compensation Committee. In 1999, Mr. Carter founded DataProse, Inc., a provider of billing services to the public sector (primarily cities, counties, local government, utilities, and water-related entities). Mr. Carter served as Chief Executive Officer of DataProse until April 2008, when he sold it to CSG Systems International, Inc. From April 2008 through March 2010, Mr. Carter served as Vice President, Market and Business Development for CSG. Mr. Carter is currently retired. Mr. Carter is NACD (National Association of Corporate Directors) Directorship Certified™. The NACD Directorship Certification® program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors pass a foundational exam developed by experienced directors and, via continuing recertification requirements, commit to continuing education on governance and emerging issues impacting the businesses they serve in order to elevate the profession of directorship. In November 2022, Mr. Carter completed the requirements to receive the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.

Key Attributes, Experience and Skills:
•	Executive and entrepreneurial experience as founder of DataProse, Inc.
•	Over 20 years of specific public sector market experience as CEO of DataProse, Inc.
•	NACD Directorship Certified™ and CERT Certificate in Cybersecurity Oversight

2023 Proxy Statement 15

Brenda A. Cline, age 62 Director Director since: 2014 Other Current Reporting Company Directorships: Range Resources Corporation
Ms. Cline has served as a director since 2014. Ms. Cline also serves as Chair of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1993, Ms. Cline has served as Chief Financial Officer, Treasurer, and Secretary of the Kimbell Art Foundation, a private foundation that owns and operates the Kimbell Art Museum in Fort Worth, Texas. In such capacities, Ms. Cline oversees the foundation’s investment portfolio of over $400 million, including asset allocation, risk management, and investment performance; manages all treasury functions; and supervises all foundation and museum business operations, including budgeting, cash management, employee benefit plans, insurance, debt issuance and compliance, financial reporting, and contractual and legal matters. Ms. Cline is also an Executive Officer of Museum Hospitality, Inc. Ms. Cline also serves as a director of Range Resources Corporation (NYSE: RRC), where she currently serves as Chair of the Audit Committee. Ms. Cline has also served as an Independent Trustee of American Beacon Funds since 2004 and currently serves as the Chair of the Board of Trustees, formerly served as the Chair of the Audit and Compliance Committee, and formerly served as the Co-Chair of the Investment Committee. Since 1998, Ms. Cline has also served as a Trustee of Texas Christian University (“TCU”) in Fort Worth, Texas. Ms. Cline’s services for TCU include serving as the former Chair of the Investment Committee and Fiscal Affairs Committee, member of the Audit Committee and Executive Committee, and former member of the Student Relations Committee and Academic Affairs Committee. From 2017 through 2021, she was a board trustee of The Cushing Asset Management Closed-End Funds, which oversees various investment funds including The Cushing MLP & Infrastructure Total Return Fund (NYSE: SRV) and The Cushing NextGen Infrastructure Income Fund (NYSE: SZC), where she formerly served as Chair of the Audit Committee and a member of the Nominating and Governance Committee. From 1993 until 2013, Ms. Cline served as a contract author for Thomson Reuters (formerly “Practitioners Publishing Company”), writing and editing published financial accounting and reporting books. Ms. Cline is a certified public accountant.

Key Attributes, Experience and Skills:
•	Executive operational and investment management experience for the Kimbell Art Foundation
•	Outside board experience as a director of Range Resources Corporation, trustee of American Beacon Funds, and former trustee of The Cushing Asset Management Closed-End Funds
•	Fiduciary and executive experience as a university trustee and on other senior university committees
•	Certified Public Accountant and audit experience with a large public accounting firm

16	2023 Proxy Statement

Ronnie D. Hawkins, Jr. Lt. General, USAF (Ret), age 67 Director Director since: 2021
Mr. Hawkins has served as a director since 2021. Mr. Hawkins also serves as a member of the Compensation Committee. Mr. Hawkins is currently the president of Angelo State University in San Angelo, Texas. Mr. Hawkins possesses more than 37 years of Department of Defense (DoD) experience in cyberspace operations and major computer network architectures. From 2012 through 2015, Mr. Hawkins led the Defense Information Systems Agency, a global Combat Support Agency comprised of 12,000 personnel, serving the President of the United States, the Secretary of Defense, Joint Chiefs of Staff, DoD components, and other mission partners. He served on the President’s National Security Telecommunications Advisory Committee and executed modernization of mobile communications in direct support of the President. Mr. Hawkins was a member of the Strategic Advisor Group on nuclear, space, and cyber operations to Commander, U.S. Strategic Command. Mr. Hawkins has operated at the strategic level with civilian and military leaders of several foreign countries, including Israel, Iraq, Afghanistan, the United Kingdom, Korea, Japan, and Australia. From 2015 through 2020, Mr. Hawkins was President and CEO of Hawkins Group, LLC, a certified Service-Disabled Veteran Owned Small Business (SDVOSB) that provided strategic and operational cybersecurity consulting and professional services to clients throughout the United States. Mr. Hawkins has served on the Board of Directors of ITC Holdings Corp., a subsidiary of Fortis Inc. (NYSE: FTS), since 2020. He is also the President of EZRA Vision Ministries and the Dunbar Preservation Library of San Angelo, as well as a voting board member of the San Angelo Area Foundation.

Key Attributes, Experience and Skills:
•	Leader with over 20 years of successful senior executive experience managing the delivery and operation of information technology and cybersecurity solutions
•	Distinguished military veteran and public servant at the federal level
•	Experience in higher education administration
Mary L. Landrieu, age 67 Director Director since: 2020 Other Current Reporting Company Directorships: Evergy, Inc.
Senator Landrieu has served as a director since 2020. Senator Landrieu also serves as a member of the Nominating and Governance Committee and the Audit Committee. Senator Landrieu serves as a senior policy advisor of Van Ness Feldman, LLP, and holds advisory roles with Earnin and Greylock Capital Management. Senator Landrieu served in the United States Senate for three terms, first elected in 1996. During her tenure, she was a member (and then Chair) of the Senate Energy and Natural Resources Committee, as well as a member of the Senate Armed Services Committee, the Appropriations Committee, and Chair of the Small Business and Entrepreneurship Committee. In her role as Chair of the Small Business Committee, she was the lead sponsor of the Small Business Jobs Act of 2010, which helped to create and retain over 650,000 American jobs. Prior to serving in the U.S. Senate, she served in the Louisiana State Legislature from 1979 through 1987. In 1987, she was elected State Treasurer and served with distinction for two terms. Strong fiscal management, pension fund diversification, debt limitation, and the creation of the first-ever municipal investment fund (now valued at over $2 billion) are some of her noteworthy accomplishments. Senator Landrieu previously served on the Board of Directors of CenturyLink, Inc. She currently serves on the Board of Directors of Evergy, Inc. (NYSE: EVRG), as well as on the boards of the following non-profits: Resources for the Future; Climate Solutions Foundation (co-chair); Gulf Research Project; Center for Planning Excellence; and the Congressional Coalition on Adoption Institute.

Key Attributes, Experience and Skills:
•	Three-term U.S. Senator, with distinguished service on various Senate committees, including business committees
•	Nearly 30 years of public service at state and federal levels, including as Louisiana State Treasurer
•	Outside board experience as a former director on the board of CenturyLink, as a current director on the board of Evergy, Inc., and as a director of various non-profit entities

2023 Proxy Statement 17

H. Lynn Moore, Jr., age 55 President and Chief Executive Officer and Director Director since: 2017
Mr. Moore has served as director since 2017. Mr. Moore also serves as a member of the Executive Committee. Mr. Moore has served as President of Tyler since January 2017 and in May 2018 was also named Chief Executive Officer. Mr. Moore previously served as Executive Vice President from February 2008 through December 2016, General Counsel from September 1998 through December 2016; and Secretary from October 2000 through December 2016. Mr. Moore also served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, LLP in Dallas, Texas, where he represented numerous publicly held and privately owned entities in various corporate and securities, finance, litigation, and other matters.

Key Attributes, Experience and Skills:
•	President of Tyler since 2017; Chief Executive Officer since 2018
•	Executive Vice President of Tyler from 2008 to 2016
•	Nearly 25 years of relevant corporate and industry experience
Daniel M. Pope, age 60 Director Director since: 2016
Mr. Pope has served as a director since 2016. Mr. Pope also serves as Chair of the Compensation Committee and is a member of the Audit Committee. Mr. Pope is Executive Chair of Victory Financial Corporation. He previously served as the three-term Mayor of the city of Lubbock, Texas from May 2016 to May 2022. Mr. Pope served as Chief Development Officer of Covenant Health System in Lubbock, Texas from 2014 through 2018. From 1994 through 2014, Mr. Pope served as the Chief Executive Officer of Benchmark Business Solutions, an office technology business he founded in 1994. Prior to founding Benchmark, Mr. Pope served in various sales and leadership roles for Xerox Corporation. Mr. Pope also served on the Covenant Health System Board of Trustees from 2007 through 2011, including Chairman of the Board from 2010 through 2011, and as a member of the Finance and Conflicts Committee and the Compensation Committee. Mr. Pope served on the Lubbock Independent School District Board of Directors from 2007 through 2016. Mr. Pope also serves on the Rawls College of Business Advisory Council at Texas Tech University.

Key Attributes, Experience and Skills:
•	Over 20 years of senior-level executive experience
•	Public sector executive experience as Mayor of the city of Lubbock, Texas and as President of the Lubbock Independent School District Board of Directors

18	2023 Proxy Statement

Dustin R. Womble, age 64 Director Director since: 2005
Mr. Womble has served as a director since 2005. Mr. Womble retired from Tyler in April 2016. From July 2006 through April 2016, Mr. Womble served as Executive Vice President in charge of corporate-wide product strategy. For approximately 18 months beginning in 2008, Mr. Womble also served as President of the Court & Justice Division. From July 2003 through June 2006, Mr. Womble served as President of what is now the Municipal & Schools Division. In 1982, Mr. Womble founded INCODE, Inc., a provider of a wide range of software products and related services principally for county and city governments. Tyler acquired INCODE (now a part of the Municipal & Schools Division) in 1998, and Mr. Womble served as President of INCODE from 1998 through July 2003. Mr. Womble has served on the Board of Regents of the Texas Tech University System since 2019, and currently serves as Chair of its Facilities Committee. Prior to his appointment to the Board of Regents, Mr. Womble served as a member of the Rawls College of Business Advisory Council and as a member of the executive committee of the Texas Tech Foundation. In 2014, Mr. Womble invested in Metallenium, LLC and became Chair of its Board. Mr. Womble also serves on the boards of TRUNO and the Lubbock Christian Schools.

Key Attributes, Experience and Skills:
•	Senior-level executive experience at Tyler from 2003 through 2016
•	President of multiple Tyler Divisions
•	Over 35 years of specific industry experience as founder of INCODE
Brian K. Miller, age 64 Executive Vice President - Chief Financial Officer and Treasurer Executive Officer since: 1997
Mr. Miller has been Executive Vice President – Chief Financial Officer and Treasurer of Tyler since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 through April 2005 and was Vice President – Chief Accounting Officer and Treasurer from December 1997 through April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 through December 1997 and also held the office of President of Metro from January 1993 through December 1997. From 1980 through 1986, Mr. Miller held various audit positions with the firm now known as Ernst & Young. Mr. Miller also serves on the Board of Trustees of the Texas A&M University 12th Man Foundation, a nonprofit organization. Mr. Miller is a certified public accountant.

Key Attributes, Experience and Skills:
•	More than 35 years of public company senior financial management experience
•	Audit experience with a large public accounting firm
•	Certified Public Accountant

2023 Proxy Statement 19

Jeffrey D. Puckett, age 56 Chief Operating Officer Executive Officer since: 2021
Mr. Puckett has served as Chief Operating Officer since February 2021. In that capacity, Mr. Puckett oversees the Company’s cloud initiatives as well as its corporate technology, IT, and information security teams. From 2019 until February 2021, Mr. Puckett served as Chief Strategy Officer. He previously served as President of the Company’s Courts & Justice division, and he served in multiple roles in that division since 1992, including senior roles in implementation, development and sales.

Key Attributes, Experience and Skills:
•	More than 30 years of direct industry experience
•	Executive responsibility for the Company’s transformative technologies and related disciplines
•	Various senior management roles in multiple disciplines
Our Board of Directors unanimously recommends that the shareholders vote FOR each of the nominees for director.

20	2023 Proxy Statement

Proposal Two – Advisory Approval of Our Executive Compensation
At the 2017 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our shareholders’ recommendation. Please see Proposal Four regarding our 2023 vote on the ongoing frequency of these advisory approvals.
As described in detail in these proxy materials, our executive compensation program is designed to attract, retain and motivate our named executive officers. The design and administration of our executive compensation program balances responsible assessment of risk and compensation expense with a pay-for-performance design under which more than 90% of our CEO’s 2022 target compensation and 86% of our remaining Named Executive Officers’ 2022 target compensation was dependent on the achievement of annual and long-term objectives that increase shareholder value.
The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this Proxy Statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the shareholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the 2023 Annual Meeting of Shareholders.”
The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to approve the advisory resolution on our executive compensation.
Because your vote is advisory, it will not be binding on either the Board of Directors or Tyler. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal Two will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or Tyler relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or Tyler.
Our Board of Directors unanimously recommends that the shareholders vote FOR the advisory approval of our executive compensation.

2023 Proxy Statement 21

Proposal Three – Ratification of Our Independent Auditors for Fiscal Year 2023
The Audit Committee is responsible for selecting and retaining independent auditors. The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2023, subject to ratification by the shareholders. The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2023.
A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
Ernst & Young LLP served as our independent auditors for fiscal years 2022 and 2021. Ernst & Young LLP’s fees for all professional services during each of the last two fiscal years were as follows:
	2022	2021
Audit Fees	$3,596,900	$3,596,000
Audit-Related Fees	620,000	580,000
Other Fees	—	1,864,000
Tax Fees	272,950	351,000
Total	$4,489,850	$6,391,000
Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
Other Fees. Other fees include accounting consultation and due diligence services related to acquisitions.
Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2022 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles—Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2023.

22	2023 Proxy Statement

Proposal Four – Advisory Resolution on the Frequency of Shareholder Voting on Our Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders the periodic opportunity to indicate how frequently the Company should hold future advisory votes on the compensation of our Named Executive Officers. Shareholders may indicate whether they prefer to have future advisory votes on executive compensation every one year, every two years, or every three years, or they may abstain from voting on this proposal. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory shareholder vote to determine the frequency of the advisory shareholder vote on executive compensation.
At the 2011 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation every three years. In October 2016, our Board of Directors decided to submit an advisory vote on executive compensation to our shareholders on an annual basis, beginning with the 2017 annual meeting. At the 2017 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation every year. We have made that advisory vote available to our shareholders every year since. At the past three annual meetings, we have experienced strong shareholder support, with over 90% of our shareholders casting votes in support of our executive compensation program at each meeting.
Our Board recommends that shareholders approve an advisory resolution for a frequency of every one year (denominated as “1 Year” on the Proxy Card) for an advisory vote on our executive compensation. Our Board continues to believe that holding an advisory vote every year is the most appropriate option because (1) it enables our shareholders to provide us with input regarding the overall compensation of our Named Executive Officers on a timely basis; (2) it aligns with our Compensation Committee’s annual review of executive compensation, and (3) it is consistent with our practice of engaging with our shareholders, and obtaining their input, on our corporate governance and executive compensation philosophy, policies, and practices. Accordingly, the Board recommends that the shareholders approve the following resolution consistent with the voting instructions provided herein:
“RESOLVED, that the shareholders of Tyler Technologies, Inc. approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers (as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and the related disclosures contained in the proxy statement), at the annual meeting of shareholders every one year.”
You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation every one year, every two years, every three years, or you may abstain. On the Proxy Card, these options are denominated as “1 YEAR,” “2 YEARS,” “3 YEARS,” and “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board. Rather, we will consider the shareholders to have expressed a preference for the option that receives the most votes. Because this vote is advisory and therefore not binding on the Board, the Board may subsequently decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on executive compensation that differs in frequency from the option that received the highest number of votes from shareholders. Regardless of the shareholder vote, the advisory vote on executive compensation will occur no less frequently than every three years, consistent with the rules of the Securities and Exchange Commission.
In accordance with the Dodd-Frank Act, we expect our shareholders’ next opportunity for an advisory vote on the frequency of shareholder voting on our executive compensation to be at our 2029 annual meeting.

Our Board of Directors unanimously recommends that the shareholders approve an advisory resolution for a frequency of every one year (denominated as “1 YEAR” on the Proxy Card) for an advisory vote on our executive compensation.

2023 Proxy Statement 23

OPERATIONS OF THE BOARD AND ITS COMMITTEES
General Information
Our Board of Directors is responsible for supervision of the Company’s overall affairs. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board Committees.” Following the 2023 annual meeting, the Board will consist of eight directors, including five independent directors, as defined by Rule 303A.02 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 303A.02”), two employee directors, and one non-employee director who does not meet the standards for independence as defined by NYSE Rule 303A.02.
Board Leadership Structure
Tyler’s governing documents allow the roles of Board Chair and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board believes that having Mr. Marr serve as Executive Chair of the Board and having Mr. Moore serve as Chief Executive Officer is in the current best interests of Tyler and its shareholders. As Chief Executive Officer and President, Mr. Moore has full responsibility for the day-to-day leadership of Tyler’s operations. Mr. Marr and Mr. Moore communicate frequently with each other, and with the Board and management. This arrangement allows Mr. Moore to concentrate on executing and leading the Company’s strategic initiatives and business plans, incorporating the input he receives from Mr. Marr and the Board. It further allows Mr. Moore to address operational challenges in real time, consulting with Mr. Marr if and as needed. Mr. Marr, in turn, is able to provide consistent executive oversight and facilitate communication between management and the Board.
Mr. Marr is not considered an independent director, at least because he remains under an employment agreement with Tyler whose current term expires in May 2024. Accordingly, consistent with our Corporate Governance Guidelines and our Lead Independent Director Charter, the Board appointed Glenn A. Carter as Lead Independent Director. In that capacity, Mr. Carter’s responsibilities are consistent with the responsibilities generally held by “lead directors” at public companies, including:
•	Presiding at all meetings of the Board at which the Executive Chair of the Board is not present, as well as executive sessions of the independent directors
•	Serving as liaison between the Executive Chair and the independent directors
•	Having the authority to call meetings of the independent directors and preparing the agenda for such meetings
•	Coordinating the activities of the independent directors when acting as a group
•	Approving meeting schedules to ensure there is sufficient time for discussion of all agenda items
•
Advising the Executive Chair and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management, including the materials provided to directors at Board meetings

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board will periodically reexamine its corporate governance policies and leadership structures to ensure that they continue to meet the Company’s needs.
The Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing Tyler’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing Tyler’s overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk. The Audit Committee oversees management of financial risks, Tyler’s policies with respect to risk assessment and risk management, including but not limited to information security risk, and an enterprise risk assessment conducted by the Company’s internal audit team. The Compensation Committee is responsible for overseeing the management of risks relating to Tyler’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with Board independence and potential conflicts of interest, and has oversight responsibility for the Company’s environmental, social and governance (ESG) initiatives. In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, other financial matters, and information security. The Board of Directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

24	2023 Proxy Statement

Board and Committee Independence
Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that (1) each of the non-employee directors standing for election (Mr. Carter, Ms. Cline, Mr. Hawkins, Ms. Landrieu, Mr. Pope, and Mr. Womble) has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and (2) each of the non-employee directors, except for Mr. Womble, is “independent” within the meaning of the New York Stock Exchange director independence standards currently in effect. Although more than three years have passed since Mr. Womble’s retirement from Tyler, Mr. Womble is not considered independent under New York Stock Exchange Rules because an immediate family member is an employee of the Company and receives more than $120,000 in direct compensation from the Company. See “Certain Relationships and Related Transactions.” As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with Tyler (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Tyler).
Meetings of the Board of Directors and Committees
During 2022, our Board of Directors held five meetings. Each then-current Board member participated in at least 75% of all Board and committee meetings held during the portion of 2022 that they served as a director and/or committee member.
Directors are not required to attend our annual meetings of shareholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of shareholders. Therefore, in most cases, all of our director nominees will be present at the annual meeting. All directors are expected to attend our 2023 annual meeting. All directors serving on the Board at the time attended the 2022 annual meeting.
Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at least twice annually, and otherwise as necessary and appropriate. Consistent with our Lead Independent Director Charter, available at our website www.tylertech.com, Mr. Carter presides at executive sessions held in accordance with our Corporate Governance Guidelines.
Annual Self-Evaluations
The Board of Directors and each of its committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board, and to determine whether the Board and its committees are functioning properly.
Board Committees
Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our website, www.tylertech.com.
The table below provides the current membership and 2022 meeting information for each of the committees:
Name	Audit	Compensation	Nominating and Governance	Executive
Glenn A. Carter		•	Chair
Brenda A Cline	Chair		•
Ronnie D. Hawkins, Jr.		•
Mary L. Landrieu	•		•
John S. Marr, Jr.				Chair
Daniel M. Pope	•	Chair
Dustin R. Womble
H. Lynn Moore, Jr.				•
Total Meetings in 2022	Five	Six	Four	Periodically

2023 Proxy Statement 25

Below is a description of each committee and certain procedures or standards relating to their operations. The Audit Committee and Compensation Committee charters each require that the respective committee be comprised solely of independent directors, and the Nominating and Governance Committee charter requires that the committee be comprised of at least two directors, each independent. Each of those committees has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices and compliance with legal and regulatory requirements (including but not limited to information security requirements). The Audit Committee’s role includes:
•	Considering the independence of our independent auditors before we engage them
•	Reviewing with the independent auditors the fee, scope, and timing of the audit
•
Reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit

•	Performing periodic formal committee evaluations
•	Reviewing our financial statements and related regulatory filings with management and the independent auditors
•	Meeting periodically with management and internal audit to discuss internal accounting and financial controls
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, internal audit, and the independent auditor in carrying out its oversight responsibilities.
The Board of Directors has determined that each Audit Committee member is a non-executive director who satisfies the New York Stock Exchange director independence standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
Audit Committee Financial Expert. The Audit Committee charter requires, among other things, that the committee include at least one director who will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. Our Board of Directors determined that Ms. Cline, 2022 Chair of the Audit Committee, possessed the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. The Board expects to propose that Ms. Cline continue as Chair of the Audit Committee in 2023, and she continues to possess these same attributes.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services. The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by Tyler’s independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by Tyler’s independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from Tyler’s independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or a delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or a delegated member of the Audit Committee).
Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to shareholders as required by the SEC. See “Compensation Discussion and Analysis — Compensation Committee Report.” Members of the Compensation Committee are non-executive directors who, in the opinion of the Board of Directors, each satisfies the New York Stock Exchange director independence standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”

26	2023 Proxy Statement

Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:
•	Identifying and recommending candidates for election to our Board of Directors
•	Identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings
•	Reviewing the composition of Board committees
•	Periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board of Directors
The Nominating and Governance Committee also has oversight responsibility for our ESG initiatives and the Corporate Responsibility report we publish annually. Members of the Nominating and Governance Committee are non-executive directors who, in the opinion of the Board of Directors, each satisfies the New York Stock Exchange director independence standards.
Director Nominating Process. The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” and management nominees for director to be elected by Tyler’s shareholders at each annual meeting. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Proposals for Consideration—Director Nominee Qualifications” and “Proposals for Consideration—Board Diversity.”
The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates, including through the retention of a professional search firm to assist in identifying appropriate nominee candidates. Nominee recommendations may also be submitted by other directors, and nomination recommendations submitted by shareholders will also be considered as described above. Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director.
Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $25,000,000 without full Board approval.
Non-Employee Director Compensation
Components of Non-Employee Director Compensation. In 2022, the Board approved the following compensation components for non-employee directors:
•	An annual cash retainer of $85,000 for the Lead Independent Director and $60,000 for each of the other non-employee directors
•	An annual cash retainer of $30,000 for the chair of the Audit Committee and $15,000 for each non-chair member of the Audit Committee
•	An annual cash retainer of $25,000 for the chair of the Compensation Committee and $12,500 for each non-chair member of the Compensation Committee
•	An annual cash retainer of $20,000 for the chair of the Nominating and Governance Committee and $10,000 for each non-chair member of the Nominating and Governance Committee
•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities
All annual fees are paid on a quarterly basis.
Each non-employee director also receives an annual equity grant of restricted stock units valued at $250,000, subject to a one-year vesting period.
Non-employee directors are subject to the Company’s Stock Ownership Guidelines. Each non-employee director is required to own or hold Company stock at a market value equal to five times the applicable annual cash retainer. Each non-employee director has until May 2025 to achieve that threshold, as it was updated in May 2022 and there is a three-year compliance window under the Guidelines. All of our non-employee directors currently meet the stock ownership guidelines or are making acceptable progress to that threshold.

2023 Proxy Statement 27

2022 Director Compensation. The following table sets forth a summary of the compensation paid to our non-employee directors in 2022:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1	Total ($)(2)
Glenn A. Carter	$110,625	$249,925	$360,550
Brenda A. Cline	$132,500	$249,925	$382,425
Ronnie D. Hawkins	$92,875	$249,925	$342,800
Mary L Landrieu	$106,250	$249,925	$356,175
Daniel M. Pope	$104,750	$249,925	$354,675
Dustin R. Womble	$58,500	$249,925	$308,425
(1)
On May 11, 2022, we granted each of our non-employee directors 724 restricted stock units with a grant date fair value of $249,925, computed in accordance with FASB ASC Topic 718. These restricted stock units vest and will be settled in shares on the first anniversary of the grant date. No options to purchase shares of our common stock were granted to our non-employee directors in 2022.

(2)
The following table shows the aggregate shares underlying outstanding common stock options and restricted stock units, based upon grants made as director compensation, held by non-employee directors as of December 31, 2022.

Name	Number of Stock Options	Number of Stock Awards
Glenn A. Carter	17,000	724
Brenda A. Cline	10,000	724
Ronnie D. Hawkins	—	724
Mary L. Landrieu	—	724
Daniel M. Pope	3,334	724
Dustin R. Womble	1,231	724
Director & Officer Liability Insurance
Directors are covered under our director and officer liability insurance for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service on the Board.
Communications with Our Board of Directors
Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific director(s), including non-management director(s), may write to:
Board of Directors
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Depending on the subject matter, management will:
•
Forward the communication to the director or directors to whom it is addressed (for example, if the communication received relates to our “whistleblower policy” found on our website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chair of the Audit Committee for review);

•
Attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); and/or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each meeting of our Board of Directors, our Board Chair will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

28	2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:
•	to receive from or give to anyone that has a business relationship with us something with more than a token value;
•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;
•	to serve as an officer, director, employee, or consultant of, or receive income from, any enterprise doing business with or competing with us;
•
to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
In addition, we review, on an annual basis, our financial records to ensure all related-party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related-party transactions during the completion of the annual director and officer questionnaire.
Throughout 2022, we employed Dane L. Womble, a brother of director Dustin R. Womble. Dane L. Womble is the President of our Public Administration Group and received in excess of $120,000 in salary and bonus compensation in 2022 in exchange for services rendered. He was also granted stock options with respect to 4,600 shares of our common stock, which vest over three years, and long-term PSUs with respect to 2,300 shares that are subject to a three-year performance condition. In addition, Dane L. Womble received other employee benefits on the same basis as other, similarly situated employees. Dane L. Womble’s total compensation is consistent with that of similarly situated employees and his compensation terms are established directly with him, independent of any relationship he has with Dustin R. Womble.
Throughout 2022, we employed Jennifer M. LeBlanc, a daughter of Executive Chair John S. Marr, Jr. Ms. LeBlanc served as a Senior Director of Finance and received in excess of $120,000 in salary and bonus compensation in 2022 in exchange for services rendered. Ms. LeBlanc was also granted restricted stock units with respect to 700 shares of our common stock, which vest over four years. In addition, Ms. LeBlanc received other employee benefits on the same basis as similarly situated employees. Ms. LeBlanc’s total compensation is consistent with that of similarly situated employees, and her compensation terms are established directly with her, independent of any relationship she has with Mr. Marr.

2023 Proxy Statement 29

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements (including but not limited to information security compliance), the independent auditor’s qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal controls over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from us for such advice and assistance, as determined by the Audit Committee.
Management has the primary responsibility for our reporting process, including our systems of internal controls and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met five times during 2022.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
This report is submitted by the Audit Committee.
Brenda A. Cline, Chair
Mary L. Landrieu
Daniel M. Pope

30	2023 Proxy Statement

CORPORATE GOVERNANCE PRINCPLES
Our Board of Directors has adopted a number of corporate governance policies and practices that apply to the Board, our executive officers, and/or our Company and employee community. Representative highlights of those policies and practices are shared below. For more information, please visit our website, www.tylertech.com.
Corporate Governance Guidelines
Our Corporate Governance Guidelines include the following:
•	Independence standards, under which director independence is evaluated on an annual basis under the requirements of applicable rules and standards.
•
Limitations on the number of additional public company boards on which a director may serve to a maximum of four, and on the number of additional public company audit committees that a member of our Audit Committee may serve to a maximum of two.

•	Expectations that directors should attend all Board meetings and all committee meetings on which they serve.
•	Complete and open access to the Company’s executives and senior leadership.
•
Authority of non-employee directors and each committee to retain independent legal, financial, or other advisors when such advice is necessary, appropriate, and in the best interests of the Company and its shareholders.

•	Executive sessions of independent directors at least twice annually, and otherwise as deemed necessary and appropriate.
•	Annual evaluations of directors, committees, and the Board as a whole.
•	Application of Stock Ownership Guidelines and Stock Anti-Hedging and Pledging Policy to directors and executives.
•	Annual evaluation of CEO performance against goals and objectives established by the Compensation Committee, in consultation with the Board Chair.
•	Periodic reports by the Nominating and Governance Committee regarding succession planning.
•	Prohibition of personal loans by the Company to any director or member of executive management.
•	Prohibition of stock option repricing.
Code of Business Conduct and Ethics
Tyler expects all directors, officers and employees to exercise the highest degree of professional business ethics in all actions they undertake on the Company’s behalf. Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The policies established under the Code include:
•	Steps for contacting the Chair of the Audit Committee to report any concerns about an accounting, auditing, internal control, or related matter, and prohibition of retaliation for reporting the same.
•	Expectations to conduct all Company business in accordance with applicable law.
•	Prohibition of the use of any Company asset for any unlawful or improper purpose.
•	Prohibition of any Company contribution to any political party, committee, or candidate for public office, as well as on payments to government officials and personnel.
•	Prohibition of financial or other interests that might conflict with the best interests of the Company.
•	Requirement to use reasonable care to protect against the unauthorized use or disclosure of the Company’s confidential or proprietary information.
•	Prohibition of insider trading and imposition of trading limitations that apply to all directors, officers, and employees during applicable timeframes.
•	Encouraging employees to report any work-related accident or injuries, or unsafe or hazardous working conditions, and prohibition of retaliation for reporting the same.
•	Commitment to equal employment and non-discrimination, encouraging a diversity of backgrounds, cultures, experiences, insights and skills in the Company’s workforce.
•	Prohibition of all forms of harassment, with reporting instructions in the event of an incident and prohibition of retaliation for reporting the same.
The Board periodically reviews the Code and any adopted updates are posted to our website. Company employees must review and acknowledge the Employee Handbook, which incorporates the Code, on an annual basis, and receive regular training on Code topics such as protecting confidential information and anti-harassment. We also publish regular reminders about Tyler’s insider trading policy, trading limitations, and whistleblower policy.

2023 Proxy Statement 31

Anti-Bribery Policy
In 2021, our Board of Directors adopted a standalone anti-bribery policy, setting forth our expectations of integrity and anti-bribery specific to Tyler’s foreign activities and international presence, consistent with the applicable provisions of the U.S. Foreign Corrupt Practices Act and other international anti-bribery laws that prohibit unlawful payments to secure unfair business advantages. The policy applies to the Company and all of its subsidiaries and each of their directors, officers, employees, agents and representatives. Potential or suspected violations are to be reported to a member of the Audit Committee or to our Chief Legal Officer.
Whistleblower Policy
Tyler is committed to compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. The Board of Directors adopted a standalone Whistleblower Policy. That policy sets forth detailed procedures for the reporting of concerns or complaints regarding accounting, internal accounting controls, or auditing matters, including concerns around questionable accounting or auditing matters. Tyler does not permit retaliation of any kind for reporting a concern or complaint under the policy.
Stock Ownership Guidelines
In 2018, our Board of Directors approved stock ownership guidelines, which were updated in 2022 to increase the ownership requirement applicable to directors. The guidelines are based on the Board’s belief that Tyler’s directors and executive officers should have a meaningful ownership stake in Tyler that will align their interests with Tyler’s shareholders and will promote sound corporate governance. The guidelines apply to non-employee members of the Board and executive officers of Tyler. The market value of shares each “covered person” is required to hold is equal to or greater than the ownership levels specified below, based on a multiple of executive officers’ base salary or non-employee directors’ annual cash retainer.
Covered Person Position	Stock Ownership Guideline
Executive Chair, Chief Executive Officer, President	6 times base salary
Other Named Executive Officers	4 times base salary
Other Executive Officers as designated by the Compensation Committee of the Board	1 times base salary
Non-employee Directors	5 times annual cash retainer
Compliance is evaluated once a year, as of the last day of each fiscal year. We expect each covered person to meet these guidelines within three years from their commencement of service with Tyler as a covered person. In the event of a promotion or an increase in base salary, annual cash retainer, or ownership requirement, the covered person is expected to meet the higher ownership amount within three years from the effective date of the promotion, salary, retainer change, or ownership requirement. Each of our covered persons is in compliance with the stock ownership guidelines as of December 31, 2022. A copy of the Stock Ownership Guidelines may be found on our website, www.tylertech.com.
Insider Trading Policy
Our insider trading policy (most recently adopted by the Board in 2018) prohibits our directors, officers, and employees (as well as family members and others living in a covered person’s household), from engaging in transactions in Tyler stock while in the possession of material non-public information, from disclosing material non-public information to unauthorized persons outside Tyler, and from “short selling” Tyler stock (or an interest in Tyler stock). The policy additionally includes a general blackout period for stock transactions beginning on the first business date after the end of each fiscal quarter through the close of trading on the second full business day after Tyler’s public earnings announcement.
Directors, executive officers and executive management, and officers or key employees of any Tyler division (including accounting personnel) may not buy or sell Tyler stock without prior approval from our Chief Legal Officer. These persons are also subject to an extended blackout period that begins on the 16th day of the third month of each fiscal quarter through the close of trading on the second full business day after our public earnings announcement. A copy of the Insider Trading and Confidentiality Policy may be found on our website, www.tylertech.com.

32	2023 Proxy Statement

Rule 10b5-1 Plans
No director or officer of Tyler has a Rule 10b5-1 trading plan or a non-Rule 10b5-1 trading arrangement in place as of April 6, 2023, or had one in place during 2022.
Stock Anti-Hedging and Pledging Policy
Also in 2018, our Board approved an anti-hedging/pledging policy, which provides that the same non-employee directors and executive officers subject to the Stock Ownership Guidelines are prohibited from engaging in any hedging transaction that could reduce or limit that person’s holdings, ownership or interest in Company securities. Such transactions, while allowing the holder to own Tyler’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of our shareholders generally. In addition, those same covered persons are discouraged from pledging Company securities or from holding our securities in margin accounts and are prohibited from doing so to the extent of the Stock Ownership Guidelines. A copy of the Stock Anti-Hedging and Pledging Policy may be found on our website, www.tylertech.com.
Corporate Responsibility
While the Board is regularly briefed on Tyler’s environmental, social, and governance (ESG) initiatives, the Nominating and Governance Committee has been tasked with direct oversight responsibility for those activities. Tyler’s ESG disclosures are designed to align with recognized frameworks including the Sustainability Accounting Standards Board Standards and the Global Reporting Initiative Standards. We also support actions of the United Nations Sustainable Development Goals (UN SDGs) and believe our efforts best align with SDG 9 (Industry, Innovation and Infrastructure), SDG 11 (Sustainable Cities and Communities), and SDG 16 (Peace, Justice and Strong Institutions). In 2022, Tyler placed in the 96th percentile of companies in the Software and Diversified IT Services industry in the S&P Global Corporate Sustainability Assessment, and we were included in the Dow Jones Sustainability Index for the second consecutive year. We also continue to be recognized in the top 20% of sustainability performers among the 600 largest U.S. and Canadian companies in the S&P Global Broad Market Index.
Tyler’s cross-functional management committee (including executive leaders from Tyler’s finance, human resources, and legal disciplines) met regularly throughout 2022 to continue the coordination and communication of our ESG initiatives. More information can be found in our Corporate Responsibility Reports, which we make available on our website, www.tylertech.com/about-us/who-we-are/corporate-responsibility. Since 2021, those reports have also included EEO-1 data.
While we encourage shareholders to review the Corporate Responsibility Reports we make available, we are pleased to share some ESG highlights from 2022.
•	We launched “Green Teams,” which are self-organized, cross-functional groups of Tyler team members who voluntarily come together to educate co-workers on sustainability practices.
•
Guided by our “Better Together, with Flexibility,” principles, we supported work arrangements that balance collaborative in-person work environments with remote-work options to accommodate team member needs.

•
We strengthened our Diversity, Equity, and Inclusion (DEI) initiatives by establishing a Corporate DEI Council, which brings together leadership from local DEI councils and Employee Resource Groups to collaborate and leverage DEI best practices across Tyler.

•	We continued our annual training on topics such as anti-harassment, data security, and data privacy, and our expectations for ethical team member conduct.
•	Our shareholders approved three shareholder rights amendments to our corporate charter, as discussed in detail in the 2022 Proxy Statement.
•	We promoted a Tyler leader to the role of Chief Information Security Officer, reporting directly to our Chief Operating Officer.
•
We provided quarterly briefings to the Board and the Audit Committee on information security matters, with as-needed interim updates to the Audit Committee in its oversight capacity for information security matters.

•	We continued to operationalize the privacy practices outlined in our Privacy Statement, which is publicly available on our website, www.tylertech.com.

2023 Proxy Statement 33

SHAREHOLDER ENGAGEMENT
Over the course of 2022, Tyler and members of our Board of Directors regularly engaged with shareholders. Those engagements predominantly centered on our approach to enterprise risk management, board composition considerations, compensation practices, and overall progress on ESG matters. The Chairs of our Compensation Committee and Nominating and Governance Committee were typically joined by our Chief Financial Officer, Chief Legal Officer, and Chief Human Resources Officer for those discussions. We also regularly welcomed investors and prospective investors at our corporate headquarters, where they typically met with our Chief Executive Officer, Chief Financial Officer, and/or Chief Operating Officer, along with other Company leaders.
Specific to compensation practices, our discussions focused on current levels of compensation and performance metrics used in providing short-term and long-term incentive compensation to our Named Executive Officers. At our 2022 Annual Meeting of Shareholders, our say-on-pay proposal received the support of 94% of the votes cast. Our Board views this support as affirmation that our shareholders support our approach to Named Executive Officer compensation, that our policies are in alignment with our shareholders, and that they appropriately reflect our “pay for performance” philosophy. Based on engagement with shareholders and the high level of approval, the Compensation Committee determined that current executive compensation practices and those being considered for the future remain appropriate.
The governance practices we discussed with investors included our thoughtful approach to Board composition and Board diversity, and our efforts to balance diversity “targets” with the successful integration of two Board members whose onboarding was impacted by the COVID-19 pandemic. We also regularly discussed our climate strategies and the inherent climate-friendly nature of our software solutions that replace paper-based systems. We received positive feedback on the perspectives we shared, and were gratified that those conversations reflected an understanding of our philosophies.

34	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for certain of our executive officers (the “Named Executive Officers” or “NEOs”) and provides an overview of our executive compensation philosophy, objectives, policies and practices. It also describes how and why the Compensation Committee made specific decisions relative to Named Executive Officer compensation, including the objectives and key factors considered in determining 2022 compensation, and summarizes 2023 approved compensation.
EXECUTIVE SUMMARY
2022 Business Highlights
In 2022, we experienced positive trends in public sector market activity, as proposal and other sales activities reached and even surpassed pre-COVID levels. For the full year, bookings were up 9.5 percent. In addition, we completed three acquisitions and continued to accelerate our move towards becoming a cloud-first organization. In terms of financial performance, we achieved the following:
For the year ended December 31, 2022:
•	We achieved annual Generally Accepted Accounting Principles (“GAAP”) revenue of $1.850 billion, a 16.2 percent increase over 2021;
•	Recurring revenues increased 17.6 percent over 2021 to $1.481 billion, and comprised approximately 80 percent of our total revenues in 2022;
•	GAAP earnings per diluted share increased 1.7 percent to $3.87 in 2022, and non-GAAP earnings per diluted share increased 7.3 percent to $7.50;
•	We generated $381.5 million in cash provided by operations during the year, and ended the year with total cash and investments of $229.4 million and $995 million in debt;
•	We continued to strengthen our balance sheet, repaying $360 million of term debt and ending the year with net leverage of approximately 1.64 times proforma EBITDA;
•	We generated Adjusted EBITDA of $475.0 million;
•	Our mix of new business continued to shift to the cloud, with SaaS agreements comprising 83% of our new software contract value, up from 71% in 2021; and
•	We closed the year with backlog of $1.889 billion, up 5.2 percent from 2021.
Our executive officers, along with our entire team, were focused on leading our business and clients to emerge from the impact of COVID-19 and deliver on strategic objectives and key operational initiatives in 2022. In addition to our financial performance, 2022 achievements included:
•
Recognition for the 6th consecutive year by Government Technology (GovTech) on its “2022 GovTech Top 100” list and recognition for the 2nd consecutive year as a top sustainability performer in the Dow Jones Sustainability Index (DJSI) North America.

•	The return of Tyler team members to our more than 60 office locations with enhanced flexible work options.
•	The successful launch of our brand evolution initiative, which streamlined our brand architecture and application names.
•	The return of in-person Connect user conferences — this year in Indianapolis, Indiana — after moving to a virtual format in 2020 due to the pandemic.
•	The rollout of myTyler, our new global HR platform, which brings all Tyler team members together within one system and set of employee tools.
•	The completion of three strategic acquisitions: US eDirect, Quatred, and Rapid Financial Solutions.
•	The creation of a new chief information security officer role, to further safeguard Tyler’s data, applications, and systems.

2023 Proxy Statement 35

2022 Executive Compensation Summary
Named Executive Officer compensation was reviewed by the Compensation Committee in multiple meetings given the previously communicated plan to end the historic practice of providing a material portion of Named Executive Officer compensation in the form of equity grants every five years. The Committee reviewed compensation provided to each Named Executive Officer, with and without the annual value of the equity compensation associated with the five-year grant, and relative to multiple factors including company and individual performance, executive retention, and multiple peer groups as described later in this discussion and analysis. As a result of this review, 2022 compensation to our Named Executive Officers was approved as follows:
•
Mr. Marr and Mr. Puckett received no increase to their annual salaries in 2022. The annual salaries of Mr. Moore and Mr. Miller were increased by 14.3% and 3.8%, respectively. The salaries for Mr. Moore and Mr. Miller were last increased in February 2020.

•
No changes were made to short-term incentive target levels of Mr. Moore or Mr. Miller. As Executive Chair, Mr. Marr does not receive a short-term incentive. Mr. Puckett’s short-term incentive target was increased from 75% to 85% of annual salary consistent with his expanded role as COO. Mr. Moore, Mr. Miller, and Mr. Puckett earned 2,054; 1,421; and 873 short-term performance-based restricted stock units (“PSUs”), respectively, reflecting 110% of the target amounts based on achievement of short-term incentive performance goals in 2022.

•
Mr. Marr received 7,500 stock options in 2022, which was unchanged from 2021. Mr. Marr did not receive PSUs in his role as Executive Chair in 2022. Stock options granted to Mr. Moore were increased from 18,000 in 2021 to 20,000 in 2022, and the number of PSUs granted to Mr. Moore increased from 5,000 to 6,500. Stock options granted to Mr. Miller were reduced from 12,000 in 2021 to 10,000 in 2022 and the number of PSUs granted to Mr. Miller increased from 3,333 to 3,750. Stock options granted to Mr. Puckett were increased from 4,700 in 2021 to 6,500 in 2022 and the number of PSUs granted to Mr. Puckett increased from 2,350 to 2,500.

The total direct compensation received by our Named Executive Officers in 2022 was allocated as follows:

CEO
All Other NEOs
10%
11%
44%
35%
Pay at risk 90%
14%
11%
38%
37%
Pay at risk 86%
Annual Salary
Annual Incentive (PSUs)
Long-Term Incentive (PSUs)
Long-Term Incentive (Options)

Our executive compensation program emphasizes performance-based compensation tied to the creation of long-term shareholder value. We believe incentives that vest over multiple years motivate and retain our executives while aligning their interest in the long-term performance of the Company with that of our shareholders. As a result, in 2022 a substantial portion of our executives’ compensation consisted of performance-based restricted stock units and stock options that provide no value to our executives unless value is created for our shareholders through long-term performance of the Company.

36	2023 Proxy Statement

COMPENSATION PHILOSOPHY AND OBJECTIVES
Elements of Executive Compensation
We believe that sustained achievement of measurable financial objectives leads to increased shareholder value. As such, a significant portion of our Named Executive Officers’ target total direct compensation is “at-risk” and based on the achievement of annual and long-term financial objectives. Linking our NEO compensation to challenging performance objectives creates a strong incentive to achieve both short-term growth and profitability objectives and to create sustainable long-term value for our shareholders.
Element	Form of Compensation	Purpose	2022 Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent with the specific skills and experience needed to drive continued growth	Base salary is a fixed component and changes to salary, when made, are dependent on individual performance, peer and market comparisons and retention goals
Annual Incentive compensation	Performance-based restricted stock units (PSUs)	Provides reward for achieving or exceeding annual financial performance goals	Achievement of adjusted earnings per share goals (Non-GAAP), which are recommended by the CEO and approved by the Compensation Committee
Long-term equity-based compensation	Performance- based restricted stock units (PSUs) and stock options	Create a strong financial incentive for shareholder value creation with significant Company equity stake linked to long-term, future Company performance	3-year Recurring Revenue Growth (PSUs); shareholder value created, in the form of increased value per share (options)

2023 Proxy Statement 37

Executive Compensation Related Policies and Practices
We operate under the following compensation-related governance practices for responsible management of risk and expense in the reward of our Named Executive Officers:
Our Philosophy	Our Practice
Our executive compensation program and practices are designed to reward for performance, not provide perquisites
Total Target Compensation for our Named Executive Officers is consistently set at or below levels within our peer group with the opportunity for increased compensation based on performance above planned growth goals.

88% of total target compensation to our Named Executive Officers is “at risk” compensation.

Our Named Executive Officers receive no material non-cash benefits, deferred compensation benefits, or other executive perquisites.

Our Named Executive Officers participate in the same health and welfare benefits available to all employees of the Company and on the same terms as are broadly available.
We deliver pay for performance that consistently meets or exceeds expectations
Performance-based incentives are provided upon the achievement of annual growth and operational goals and long-term growth goals that increase shareholder value. The potential for additional compensation is linked to performance levels that exceed Board of Directors and shareholder expectations for performance and growth.

We administer our executive compensation programs and practices responsibly on behalf of our shareholders	Our Compensation Committee is comprised solely of independent directors.

We maintain an executive compensation recovery policy described further in the “Other Important Elements of our Executive Compensation” section.

We maintain stock ownership guidelines, referenced in more detail in the “Stock Ownership Guidelines” section, which require our executives to hold a meaningful ownership stake in the Company.

We design and administer our executive compensation program with caps and appropriate controls to ensure excessive risk taking is not incentivized as described in the “Other Important Elements of our Executive Compensation” section.

Our 2018 Stock Incentive Plan does not permit stock option exchanges or repricing without shareholder approval.

We maintain a Stock Anti-Hedging and Pledging Policy, described in the “Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transactions that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.

Since 2017, we have conducted an annual shareholder advisory vote on Named Executive Officer compensation and maintain ongoing outreach to our investors to understand their perspectives on our executive compensation program.

Our Compensation Committee conducts an annual self-assessment.

We do not provide excise tax payments or “gross ups” on future post-employment compensation to our Named Executive Officers if they become eligible for severance payments under the terms of their employment agreements.

38	2023 Proxy Statement

PROCESS FOR SETTING EXECUTIVE COMPENSATION
The Compensation Committee carries out the responsibilities of our Board relating to the compensation of our Named Executive Officers with input from all of our independent directors including:
•	Reviewing and approving all compensation of our CEO and other Named Executive Officers;
•	Reviewing and approving performance goals used in the design of our annual and long-term incentive plans;
•	Reviewing and approving CEO and Named Executive Officer post-employment compensation arrangements; and
•	Reviewing and approving this Compensation Discussion and Analysis.
The Compensation Committee carries out these duties in the interests of our shareholders based on our compensation philosophy and objectives. The Committee’s focus is on developing and maintaining an executive compensation program that is competitive and balances the need to attract, motivate, and retain a talented, experienced executive team within a context of responsible cost and risk management.
In the course of carrying out their duties, the Compensation Committee consults with our Human Resources, Finance, and Legal departments to gather information regarding corporate and individual performance, peer and market comparator data, and financial and legal best practices and regulatory changes. The Compensation Committee reviews recommendations for performance measures and related target levels of pay for our Named Executive Officers, which are prepared by our Chief Human Resources Officer and presented in the context of our operational and long-term performance objectives, our compensation philosophy and objectives, and peer compensation data.
Role of Our CEO and the Other Named Executive Officers
Our Named Executive Officers do not make recommendations regarding their own compensation. The Compensation Committee does solicit the opinions of our Executive Board Chair and our Chief Executive Officer relative to the level of attainability and risk associated with performance objectives in the performance-based compensation elements and the rationale for any individual changes to Named Executive Officer compensation (other than their own). The Compensation Committee reviews and discusses the recommendations presented and uses them as one factor in approving the compensation of our Named Executive Officers.
Factors Considered in Setting Executive Compensation
In determining the amount and form of the compensation elements, the Compensation Committee considers a number of factors, including:
•	Our executive compensation program objectives;
•	Corporate performance, as reflected in the achievement of key strategic, financial and operational objectives;
•	Responsible compensation pay practices and mix of pay elements which minimize excessive risk taking;
•	Base salaries, annual incentives, and long-term incentives provided in our peer group and for peer roles in the Radford Survey;
•	Performance and retention of the Named Executive Officers and the value of that retention to shareholders; and
•	Feedback and perspectives gained from engagement with shareholders.
Each year, our Chief Human Resources Officer provides the Compensation Committee with data to support a review of the market competitiveness of our executive compensation relative to broad industry peers, which is described in detail below. In addition to a review of this information, the Compensation Committee considers the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate relative to operational objectives and long-term performance of the Company. The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation. In 2022, the Compensation Committee engaged a consultant from Pearl Meyer to review and discuss with our Compensation Committee materials prepared by the Chief Human Resources Officer for Committee review. Our Named Executive Officers’ compensation is primarily composed of base salary, bonus, and stock option and PSU grants, and does not include more complex elements such as deferred compensation plans.
Peer Group
In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we utilize a peer group (the “Peer Group”) each year to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group used for competitive analysis consists of publicly traded companies of similar size, most of which are in the enterprise software space.

2023 Proxy Statement 39

The 15 companies in the Peer Group used to assist in setting 2022 compensation were:
ACI Worldwide, Inc.	Pegasystems, Inc.
Ansys, Inc.	PTC, Inc.
Blackbaud, Inc.	RingCentral, Inc.
Envestnet, Inc.	Splunk
Fair Isaac Corporation	Veeva Systems, Inc.
Fortinet, Inc.	Zendesk, Inc.
Hubspot, Inc.	Ziff Davis, Inc.
Jack Henry & Associates, Inc.
We review the Peer Group annually to ensure that the companies in the Peer Group remain relevant and provide meaningful compensation comparisons. In January 2022, the Compensation Committee reviewed the Peer Group relative to Tyler considering multiple factors, including the following four key metrics: revenue; market capitalization; and one-year and three-year total shareholder return. The Compensation Committee determined the Peer Group was appropriate as proposed for 2022 executive compensation comparative purposes.
The table below shows a comparison of those key metrics for Tyler in 2022 to the peer group average:
	Revenue	Market Capitalization	TSR(1y)	TSR(3y)
	(in millions)
Tyler Technologies, Inc.	$1,117	$17,604	45.5%	35.1%
Peer Group Average	$1,419	$16,917	43.7%	35.9%
In addition to Peer Group data, the Compensation Committee reviews compensation data for each of the Named Executive Officer’s roles from the Radford Global Technology Survey (the “Radford Survey”), which it has used since 2010. Over 2,000 technology and life science companies use the Radford Survey to benchmark their compensation practices for all levels within their organizations. This data is provided to the Compensation Committee by the Chief Human Resources Officer.
The Compensation Committee uses Peer Group and survey data as a reasonableness check. This flexibility is important in designing compensation arrangements which attract and retain new executives in the highly competitive and rapidly changing environment in which we compete for growth and talent.
Positioning of Pay
The Compensation Committee determines target total compensation for our Named Executive Officers after considering analysis of the Peer Group and Radford Survey data. The Committee does not apply a formula that ties our total compensation levels to specific market percentiles.

40	2023 Proxy Statement

ANALYSIS OF NAMED EXECUTIVE OFFICER COMPENSATION
2022 Named Executive Compensation Structure and Process
In January 2022, the Compensation Committee approved the total 2022 compensation packages for Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett, who was added as Named Executive Officer in May 2021. The total compensation packages included annual salary, a short-term (annual) stock incentive award, and a long-term stock incentive award.
Annual Salary
Annual salary is intended to provide competitive, fixed compensation to attract and retain executive talent with the skills and specific expertise needed to support the achievement of annual and long-term business objectives. Each year, the Compensation Committee approves the annual salaries for each of the Named Executive Officers who may or may not receive a salary increase in any given year. In considering the annual salaries for the Named Executive Officers, the Committee reviews the Peer Group and Radford Survey, internal business plans and performance, and general economic conditions in the context of our objectives for executive compensation.
Annual salary represents the single fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In January 2022, the Compensation Committee approved maintaining annual salaries for Mr. Marr and for Mr. Puckett, who received an increase in 2021 of 11.1% associated with his promotion to COO and confirmation by the Board of Directors as an executive officer in May 2021. The Committee approved annual salary increases to Mr. Moore and Mr. Miller of 14.3% and 3.8%, respectively; the first salary increases for each Named Executive Officer since February 2020.
Name	Increase	2021	2022
John S. Marr, Jr.	0.0%	$300,000	$300,000
H. Lynn Moore, Jr.	14.3%	$525,000	$600,000
Brian K. Miller	3.8%	$400,000	$415,000
Jeffrey D. Puckett	0.0%	$300,000	$300,000
The review and approval of increases by our Compensation Committee for Mr. Moore and Mr. Miller was based on multiple factors. First, the Committee reviewed the Peer Group and Radford Survey data, which included comparisons for comparable roles in similar-sized companies with annual revenues between $900 million and $2.5 billion. The Compensation Committee also considered individual and Company performance in the previous fiscal year, executive experience, retention, and Tyler’s growth in both revenue and earnings per share in independently assessing 2022 annual salary levels. In addition, the Compensation Committee applied its philosophies regarding “at risk” relative to fixed compensation as part of an executive’s overall compensation mix in balancing the justification for a relative increase while maintaining the fixed compensation component below Peer Group and Radford Survey benchmarks. The increased annual salary approved by the Committee for 2022 is 19% and 10% below the Tyler Peer Group median and is 20% and 13% below the Radford Survey median for our CEO and CFO, respectively.
As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent, on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check. As noted above, the Committee’s long-standing philosophy remains positioning compensation toward performance-based over fixed pay for our Named Executive Officers.
Short-term Incentives
Short-term incentives are intended to reward the achievement of short-term objectives which, when consistently achieved, drive long-term shareholder value. We believe that a meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our annual corporate objectives, which represent annual components of our long-term growth strategy.
While our short-term incentive compensation plan is based on a given year’s non-GAAP earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a multi-year view of appropriate growth levels. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus if the internal plan does not meet the goal of overall year-over-year growth. The short-term incentive plan is based on our operating plan, which is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities.

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In February 2020, the Compensation Committee approved the change from a cash-based to a stock-based short-term incentive plan in the form of PSUs which vest only upon the attainment of short-term performance objectives established for the plan. The Committee believes equity-based short-term incentives align executives with shareholder interests and company performance which increases long-term value for our shareholders.
Each year, the Compensation Committee approves the vesting of annual incentive compensation PSUs for the prior fiscal year based on the achievement of defined incentive compensation performance objectives that were approved by the Compensation Committee at the beginning of the prior fiscal year. Short-term incentives for the prior fiscal year are reviewed by the Compensation Committee in the first quarter of the following fiscal year and generally vest as earned on March 1. While the vesting of short-term incentive PSUs is based solely on the achievement of pre-defined and pre-approved performance objectives, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and equity awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving shareholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.
The 2022 short-term incentive compensation plan was based on annual non-GAAP earnings per share and is structured with graduated benefits for over-achievement and consequences for underachievement of objectives, including no vesting below a minimum threshold of performance.
Annual Incentive Metric	Rationale for Metric
Non-GAAP Earnings per Share*	We believe that non-GAAP earnings per share removes certain uncontrollable variables and provides a more accurate picture of our financial performance.
*
Excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, lease restructuring costs and other asset write-offs, and expenses associated with amortization of intangibles arising from business combinations.

In January 2022, the Compensation Committee approved the 2022 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted non-GAAP earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy (which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, lease restructuring costs and other asset write-offs, and expenses associated with the amortization of acquisition intangibles arising from business combinations and did not include any individual performance goals). The 2022 Incentive Compensation Plan performance objectives for the Named Executive Officers were similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within the Company up to and including executive management. Target incentives are therefore determined based on experience, level of responsibility, and retention risk.
The 2022 Incentive Compensation Plan provided the opportunity for the executive officers, as well as other corporate employees, to earn incentive compensation at the following levels:
•	175% of target based on achieving 108.1% of adjusted earnings per share goal
•	170% of target based on achieving 107.6% of adjusted earnings per share goal
•	165% of target based on achieving 107.0% of adjusted earnings per share goal
•	160% of target based on achieving 106.5% of adjusted earnings per share goal
•	155% of target based on achieving 105.9% of adjusted earnings per share goal
•	150% of target based on achieving 105.4% of adjusted earnings per share goal
•	145% of target based on achieving 104.9% of adjusted earnings per share goal
•	140% of target based on achieving 104.3% of adjusted earnings per share goal
•	135% of target based on achieving 103.8% of adjusted earnings per share goal
•	130% of target based on achieving 103.2% of adjusted earnings per share goal
•	125% of target based on achieving 102.7% of adjusted earnings per share goal
•	120% of target based on achieving 102.2% of adjusted earnings per share goal
•	115% of target based on achieving 101.6% of adjusted earnings per share goal
•	110% of target based on achieving 101.1% of adjusted earnings per share goal
•	105% of target based on achieving 100.5% of adjusted earnings per share goal
•	100% of target based on achieving 100.0% of adjusted earnings per share goal

42	2023 Proxy Statement

•	95% of target based on achieving 99.5% of adjusted earnings per share goal
•	90% of target based on achieving 98.9% of adjusted earnings per share goal
•	85% of target based on achieving 98.4% of adjusted earnings per share goal
•	80% of target based on achieving 97.8% of adjusted earnings per share goal
•	75% of target based on achieving 97.3% of adjusted earnings per share goal
•	70% of target based on achieving 96.8% of adjusted earnings per share goal
•	65% of target based on achieving 96.2% of adjusted earnings per share goal
•	60% of target based on achieving 95.7% of adjusted earnings per share goal
•	55% of target based on achieving 95.1% of adjusted earnings per share goal
•	50% of target based on achieving 94.6% of adjusted earnings per share goal
•	45% of target based on achieving 94.1% of adjusted earnings per share goal
•	40% of target based on achieving 93.5% of adjusted earnings per share goal
In January 2023, the Compensation Committee approved vesting of the 2022 short-term incentive awards at 110% of base salary for Mr. Moore, Mr. Miller, and Mr. Puckett. Equity awards under the 2022 Incentive Compensation Plan vested on March 1, 2023, as approved.
Metric	Threshold (40%)	Target (100%)	Max (175%)	Actual Achievement	% of Target Achieved
Non-GAAP EPS*	$6.93	$7.41 to $7.449	$8.01	$7.50	110%
*
Included adjustments to 2022 GAAP pre-tax income for (i) $1.9 million of acquisition- related costs, (ii) $104.6 million of share-based compensation expense and employer portion of payroll taxes on employee stock transactions, (iii) $113.6 million of amortization of intangibles arising from business combinations, and (iv) $2.8 million of lease restructuring and other asset write-offs.

Long-term Incentives
The third component of our Named Executive Officers’ 2022 compensation was long-term stock incentives, including PSUs and stock options. We believe stock incentives provide a vital link between the long-term results achieved for our shareholders and the rewards provided to executive officers and other key employees for that achievement.
Long-term equity incentives for 2022 were comprised of stock options and PSUs and intended to reward sustained achievement of long-term objectives through achievement of performance goals and time-based vesting periods. Stock options granted to our executive officers have a ten-year life. Beginning in 2016, options vest ratably over a three-year period for employees (including Named Executive Officers) who are at least 50 years of age and have tenure with the Company of at least 15 years; otherwise, options vest ratably over a four-year period. Beginning in 2018, PSUs cliff-vest at the end of three years upon the achievement of defined performance measures as determined by the Compensation Committee. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on the Company’s performance. Through the use of equity incentives, a significant portion of potential compensation is tied directly to achievement of performance goals or stock price appreciation, further aligning the interest of our executive officers with those of our shareholders. Stock options are granted in semi-annual tranches (on or about June 1 and December 1), and PSUs are granted on or about March 1 after performance metrics have been established. Stock option awards are granted with an exercise price equal to the market price at the time of the award.
Our objectives in granting equity incentive awards are to:
•	maintain an overall number and value of equity incentive awards that is reasonable in terms of shareholder dilution;
•	focus equity incentive awards on a limited number of key employees who have a direct impact on our ability to achieve our long-term goals;
•	provide the largest equity incentive grants to our top performers and individuals with the greatest responsibilities and potential to drive long-term share price appreciation; and
•
utilize a mix of options, restricted stock units, and performance-based restricted stock units to align recipients with the long-term interests of our shareholders, without promoting excessing risk taking.

In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh incentive compensation elements more heavily. For more information, see “Compensation Discussion and Analysis — 2022 Named Executive Officer Compensation Structure and Process — Compensation Mix” below. For 2022, the Compensation Committee approved grants of PSUs for 6,500 shares for Mr. Moore; 3,750 shares for Mr. Miller; and 2,500 shares for Mr. Puckett. This represents an increase in PSUs granted in 2022 versus 2021 of 1,500; 417; and 150 shares, respectively. The Committee felt the increased number of shares provided an appropriate level of compensation for each Named Executive Officer in light of Company and individual performance as well as Peer Group analysis.

2023 Proxy Statement 43

Mr. Marr received no PSUs in his role as Executive Chair in 2022.
These grants to the Named Executive Officers, and therefore the actual number of PSUs, are subject to performance-based vesting with a performance period of three years. The performance measure used to determine the number of PSUs vested at the end of the three-year performance period for the 2022 PSU grant is recurring revenue growth over that period. The three-year cliff vesting period reinforces the importance of sustained recurring revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the shareholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
The following table sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:
3-Year Cumulative Recurring Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting
Under 25.6%	—
25.6%-29.59%	50%
29.6%-33.59%	80%
33.6%-39.59%	100%
39.6%-45.59%	120%
45.6% and above	150%
(1)
Includes non-GAAP recurring revenue from an acquisition when total acquired company recurring revenue is less than or equal to 3% of Tyler recurring revenue. For an acquisition with recurring revenue run rate at the time of acquisition that is greater than 3% of Tyler recurring revenue, includes recurring revenue from the acquisition that is equal to 3% of Tyler recurring revenue at the time of acquisition.

In addition, in January 2022, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers as set forth below, to be made in two equal tranches on June 1 and December 1, 2022, which was consistent with our semi-annual grant policy. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.
	PSUs	Stock Options	Stock Options
Name	March 1, 2022	June 1, 2022	December 1, 2022
John S. Marr, Jr.	n/a	3,750	3,750
H. Lynn Moore, Jr.	6,500	10,000	10,000
Brian K. Miller	3,750	5,000	5,000
Jeffrey D. Puckett	2,500	3,250	3,250
The grant of options approved by the Committee in January 2022 represented no change from the number of options granted to Mr. Marr in 2021. Options were the only form of long-term incentive provided to Mr. Marr in his role as Executive Chair in 2022. The number of options granted to Mr. Moore, Mr. Miller, and Mr. Puckett were 20,000; 10,000; and 6,500 in 2022 versus 18,000; 12,000; and 4,700 in 2021, respectively. In approving equity grants to the NEOs, the Compensation Committee considered many factors, including the position of our Named Executive Officers’ total compensation relative to the Peer Group and Radford Survey comparators, long-term growth goals and potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and the retention of each Named Executive Officer. The Compensation Committee does not have a set formula to determine which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews ISS guidelines as to the appropriate level of share-based awards granted for companies of similar characteristics.

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Share-based awards were made in 2022 to approximately 17% of all Company employees. The Named Executive Officers were awarded approximately 17% of the total annual recurring stock incentive awards granted to employees in 2022 as part of our annual recurring stock incentive award program. In 2022, the percentage of total share-based awards for our annually recurring grants to Named Executive Officers was as follows:
Name	Percentage of total annually recurring stock incentive awards
John S. Marr, Jr.	2.3%
H. Lynn Moore, Jr.	8.0%
Brian K. Miller	4.2%
Jeffrey D. Puckett	2.7%
Compensation Mix
The mix of the three key elements of 2022 Named Executive Officer compensation is designed to align a substantial portion of executive pay with the achievement of performance goals and increased value to Tyler shareholders. While annual salaries are intended to be fixed and certain, the other two elements only have value if performance goals are achieved or adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our shareholders. For 2022, the proportion of pay at risk for our Named Executive Officers was as follows:
Name	Annual Salary	Compensation at Risk
		Short-term Stock Incentive Target	Long-term Stock Incentive Target
John S. Marr, Jr.	27%	0%	73%
H. Lynn Moore, Jr.	10%	11%	79%
Brian K. Miller	12%	13%	75%
Jeffrey D. Puckett	13%	12%	75%
The table above depicts the relative mix of pay elements for 2022, consisting of annual salary earned, annual bonus incentive earned, and the aggregate grant date fair value of annual recurring share-based awards made to the Named Executive Officers. For more detail, see “Executive Compensation — Summary Compensation Table.”
Additional Considerations
In addition to the compensation objectives and the specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Chief Executive Officer and other Named Executive Officers in 2022:
•
Key operational and long-term objectives, including management’s goal of year-over-year earnings per share growth, continued strengthening of the Company’s balance sheet, profitability, and growth of recurring revenues and operating margin;

•	Management’s objectives to develop and deploy premier technology through continued investment and the transition to the cloud;
•	The continued retention of each of our Named Executive Officers who lead our long-term growth strategy;
•	Reference to levels of compensation of other named executive officers of similarly sized, publicly held companies in similar industries;
•	Analysis of granted and realizable Named Executive Officer compensation at Tyler and shareholder value created under multiple long-term growth scenarios;
•	Terms of employment agreements, including equity granted with the five-year employment agreements executed in 2018 and the final vesting of this grant in 2023.
After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2022 to be appropriate and reasonable.

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2023 Named Executive Officer Compensation
In 2022, the Committee conducted in-depth analysis of Named Executive Officer compensation in the context of our multi-year business strategy and long-term growth goals, as well as the plan, previously communicated to shareholders in 2019, to eliminate the historic practice of granting equity associated with the five-year employment agreements. With the final vesting of equity associated with the previous five-year grants set to occur in 2023, the goal of the Committee was to ensure that NEO compensation design and levels moving forward reward appropriately for the achievement of operational and long-term growth goals and align with governance best practices. The Committee conducted this work with the expectation that its decisions regarding 2023 NEO compensation reflect our current approach to NEO compensation moving forward, including:
•	use of a total compensation target mix, generally 20% service-based and 80% performance-based, consistent with peer and governance best practices to avoid incentivizing excessive risk taking;
•	introduction of RSUs, which vary by executive, to supplement annual salary in reaching the 20% service-based level of target total compensation;
•	elimination of stock options as a form of equity compensation, based on shareholder outreach, governance best practices, and peer group analysis; and
•	increased PSUs to provide focus and reward for achievement of key long-term goals, and to supplement target annual incentive in reaching the 80% performance-based level of target total compensation.
In February 2023, the Compensation Committee reviewed the final proposed executive compensation program and individual compensation elements for each of the Named Executive Officers, including our Chief Executive Officer. As in previous years, the Committee considered the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate relative to operational objectives and long-term performance of the Company. The Committee reviewed and discussed changes proposed by the Chief Executive Officer to the performance measures used in the long-term incentive plan as well as information provided by the Chief Human Resources Officer, including peer and market data. Mr. Marr, Mr. Moore, and Mr. Miller attended the portions of the meeting focused on multi-year business strategy and long-term growth drivers, as well as those portions focused on 2022 Company performance and achievement of short and long-term incentives. They each left the meeting prior to any discussion regarding their compensation. Our Chief Human Resources Officer remained to answer the Committee’s questions regarding 2023 Named Executive Officer compensation information provided and to record the decisions of the Committee. The Committee approved the following changes to 2023 total compensation for the Named Executive Officers:
Annual Salary
The Compensation Committee increased annual salaries to Mr. Moore, Mr. Miller, and Mr. Puckett to $675,000, $425,000, and $325,000, respectively. No change was made to the annual salary of Mr. Marr. These decisions were based on multiple factors, including the review of Peer Group and Radford Survey total compensation data relative to Named Executive Officer compensation, including and excluding the annual value of the discontinued five-year grant.
Annual Incentive
The Compensation Committee maintained the current target bonus levels of 100% of base salary for Mr. Moore and Mr. Miller. Mr. Puckett’s target bonus level was increased from 85% to 100%. Mr. Marr does not receive an annual incentive in his role as Executive Chair of the Board.
The annual incentive continues to be delivered in the form of short-term performance-based restricted stock units. To earn 100% of the target bonus under the 2023 Incentive Compensation Plan, the Company must achieve 2023 non-GAAP earnings per share between $7.55 and $7.589, as adjusted to exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, lease restructuring and other asset write-offs, and expenses associated with amortization of intangibles arising from business combinations. The bonus is based on our operating plan, which was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 40% of target, the Company must achieve non-GAAP earnings per share of $7.07.
The short-term PSUs have a date of grant of March 1, 2023, and vesting will be determined on the first anniversary based on the level of performance achieved. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.

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Long-Term Incentive
Stock Options. The Committee approved an end to the practice of granting stock options as a form of long-term incentive. This decision was made based on multiple factors, including benchmarking of Tyler versus peer equity practices and the perspectives gathered by the Chief Financial Officer, Chief Human Resources Officer, and Chief Legal Officer in discussions with investors and investor governance groups over multiple years. While we continue to believe that stock options can be a valuable compensation incentive in creating value for shareholders, it is clear that our investors prefer, and our peers consistently use, restricted stock units and/or restricted stock as opposed to stock options. The elimination of stock options from Named Executive Officer long-term compensation also provided the opportunity to more materially align Named Executive Officer compensation with two long-term Tyler priorities—recurring revenue growth and operating margin growth. As a result, in February 2023, the Committee approved 2023 long-term incentive compensation to our Named Executive Officers as described below.
PSUs. For 2023, the Compensation Committee approved grants of long-term PSUs to Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett with a target value of $900,000; $6,500,000; $3,055,000; and $1,900,000, respectively. The PSUs granted to our Named Executive Officers in 2023 reflects the Committee’s view of multiple factors, including the appropriate level of PSUs in total compensation value, a review of peer and market data, the final step for Mr. Moore and Mr. Miller in the normalization of equity compensation with the elimination of the historic five-year grant associated with executive employment agreements, and a reflection of Mr. Puckett’s continuing expanded role.
Annual grants of long-term PSUs to the Named Executive Officers are subject to performance-based vesting with a performance period of three years. In 2023, the performance measures used to determine the number of PSUs vested at the end of the three-year performance period are three-year cumulative recurring revenue growth over the period for half of the PSUs, and three-year non-GAAP operating margin growth over the period as calculated for our quarterly earnings releases for the other half of units granted.
From 2018 through 2020, the performance measure used in the NEO PSU grants was three-year cumulative revenue growth. The Committee has historically discussed a move to metrics more closely aligned with the Company’s business strategy and feedback received during shareholder engagement. Recurring revenue growth over a three-year period was approved by the Committee in 2021 as a PSU metric given its alignment with our strategy to move to the cloud, feedback from shareholders, peer utilization review, and as a significant driver of continuing shareholder value. Operating margin growth over a three-year period was approved by the Committee in 2023 as an additional PSU metric given its importance to shareholders as we complete our transition to the cloud.
The three-year cliff vesting period reinforces the importance of sustained revenue and operating margin growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of profitable growth, thereby further aligning the interests of the Named Executive Officers with those of the shareholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
Performance levels for the long-term PSUs are reviewed by the Committee and approved each year based on multiple factors, including historic and expected performance against multi-year growth goals.
At grant, the total target value of awards, as set forth above, is divided into two equal parts, with 50% of PSUs granted subject to 3-year cumulative recurring revenue growth performance and the other 50% subject to operating margin performance. The following table sets forth the performance criteria that must be met for 2023 PSUs granted under each performance measure to be earned and eligible for vesting:
3-Year Cumulative Recurring Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting
Under 28.9%	—
28.9%-32.89%	50%
32.9%-36.89%	80%
36.9%-42.89%	100%
42.9%-46.89%	120%
46.9% and above	150%
(1)
Includes non-GAAP recurring revenue from an acquisition when total acquired company recurring revenue is less than or equal to 3% of Tyler recurring revenue. For an acquisition with recurring revenue run rate at the time of acquisition that is greater than 3% of Tyler recurring revenue, includes recurring revenue from the acquisition that is equal to 3% of Tyler recurring revenue at the time of acquisition.

2023 Proxy Statement 47

2025 Operating Margin(1)	Percentage of PSUs to be earned and eligible for vesting
Under 23.5%	—
23.5% to 23.99%	50%
24.0% to 24.49%	80%
24.5% to 25.49%	100%
25.5% to 25.99%	120%
26.0% and above	150%
(1)	Non-GAAP Operating Margin as calculated for our quarterly earnings releases.
RSUs. For 2023, the Compensation Committee approved grants of time-based restricted stock units (RSUs) with three-year, ratable vesting to Mr. Moore, Mr. Miller, and Mr. Puckett with a target value of $1,000,000; $445,000; and $250,000, respectively. In making its decision to grant these RSU awards, the Committee considered, among other things, the role of RSUs as a retention tool, maintaining an appropriate balance of fixed and ‘at risk’ pay as part of our Named Executive Officers’ overall compensation package, and the prevalence of RSUs as an award vehicle within our Peer Group. The mix of long-term incentive awards shifted this year to a general targeted mix of 80% performance-based restricted stock (PSUs) and 20% time-based restricted stock (RSUs) awards, based on the planned value of awards at grant, versus the previous targeted mix of 50% PSUs and 50% stock options used in 2022.
Benefits
Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, paid time off plan, parental leave plan and other welfare benefit programs.
Employment Agreements
We have historically executed five-year employment agreements with our Named Executive Officers based on our belief that these agreements were in the best interests of our shareholders. The employment agreements with our Named Executive Officers support leadership team retention and operational stability. They also ensure continuation of the disciplined growth and operational execution we have relied upon to consistently deliver shareholder value and client satisfaction.
These agreements have historically included equity grants that vest over the term of the employment agreements. In 2019, based on engagement with shareholders, we made the decision no longer to provide equity grants with the execution of employment agreements. In 2022, we also made the decision to move from five-year employment agreements to one-year employment agreements that automatically renew for an additional one-year term unless the Company or the NEO provides at least three months’ notice of non-renewal.
The 2022 agreements replaced and superseded the 2018 employment agreements that had been entered into with Mr. Marr, Mr. Moore, and Mr. Miller, which would have expired in February 2023. We also entered into a one-year employment agreement, subject to renewal as described above, with Mr. Puckett. Under the terms of the new employment agreements, Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett will receive minimum base salaries, annual performance bonuses, and equity grants determined by the Compensation Committee on an annual basis. These items were most recently set by the Compensation Committee in February 2023, as discussed in above in “2023 Named Executive Officer Compensation.” These executives will also receive all employee benefits and perquisites normally offered to our employees.
Each agreement provides for payment of accrued compensation as well as a severance payment equal to each executive’s then-current base salary and target bonus upon (1) a termination of the executive’s employment without cause or (2) a termination of employment by the executive for defined, and customary, “good reason” or by the Company without cause within twelve months following the occurrence of a change in control transaction. A change in control under the new agreements has the same definition as set forth in our 2018 Stock Incentive Plan. The change in control severance payment reflects a “double trigger” mechanism, meaning that both a change in control transaction must have occurred and the NEO’s employment must be terminated for “good reason” or without cause within the limited period of time following the change in control transaction. This was a material change from the “single trigger” change in control severance provision in the now-superseded 2018 employment agreements. Each agreement also provides that we will continue to provide medical benefits for 12 months after a termination without cause, a termination due to disability, or a termination following a change in control. In the event of a termination without cause, a termination due to disability, a termination following a change in control, or the death of the executive, all unvested options, restricted stock units, or other equity awards outstanding as of the date of the executive’s termination would immediately become fully vested and, as applicable, exercisable.

48	2023 Proxy Statement

We developed a standard severance package for Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett because we believe it is necessary to attract and retain these qualified executive officers. We also believe these agreements are important to help minimize the distraction caused by a potential transaction and reduce the risk that any of these executive officers departs before an acquisition is consummated. We believe that a pre-existing plan allows these executive officers to focus on continuing normal business operations and the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount paid to executives in the event of termination without cause or upon a change in control.
Other Important Elements of Our Executive Compensation
Executive Compensation Recovery Policy; Clawbacks or Forfeitures
Accountability is one of our fundamental Company values. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, group and division presidents, senior financial management, and other key financial employees, and is included in the compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct the Company to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in the Company’s best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
The 2018 Stock Incentive Plan includes a “clawback/forfeiture” provision pursuant to which the Compensation Committee may provide in any equity incentive award agreement that (1) the Compensation Committee may in its discretion cancel the award if the holder of the award engages in certain defined detrimental activity, and/or (2) the holder of an award is required to repay any amount in excess of what the holder should have received, whether by reason of a financial restatement, mistake in calculations, administrative error, or otherwise. In addition, all awards would be subject to reduction, cancellation, forfeiture, or recoupment as required under applicable law.
Stock Ownership Requirements
Our Named Executive Officers and other senior Company executives are also subject to minimum stock ownership requirements. Please see “Stock Ownership Guidelines” above for more information.
Anti-Hedging and Pledging
We maintain a Stock Anti-Hedging and Pledging Policy, described in the “Corporate Governance Principles—Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transactions that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.
Frequency of Say-on-Pay Vote
The Board of Directors has submitted an advisory vote on executive compensation to our shareholders since the 2017 annual meeting of shareholders. The annual proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers. Please see Proposal Four for a discussion of our history and intent with respect to the frequency of the shareholder say-on-pay advisory vote.
Annual Assessment of Risks Associated with our Compensation Policies and Programs
Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual incentive compensation is principally focused on short-term performance

2023 Proxy Statement 49

goals established with consideration to building long-term shareholder value (non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on the achievement of three-year revenue growth goals and long-term stock price growth through the grant of long-term PSUs and stock options. Our annual incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 1 and December 1), which eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest over a three-year or four-year period beginning on the first anniversary of the grant date (as described above), which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC's Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
This report is submitted by the Compensation Committee.
Daniel M. Pope, Chair
Glenn A. Carter
Ronnie D. Hawkins, Jr.
Compensation Committee Interlocks and Insider Participation
In 2022, the Compensation Committee consisted of Daniel M. Pope (Chair), Glenn A. Carter, and Ronnie D. Hawkins, Jr. No member of the Compensation Committee was an officer or employee of the Company. None of our executive officers served on the compensation committee or equivalent of any other entity.

50	2023 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2022, 2021, and 2020:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
John S. Marr, Jr. Executive Chairperson of the Board	2022	$300,000	$—	$—	$817,425	$—	$—	$7,500	$1,124,925
	2021	$300,000	$—	$—	$848,886	$—	$—	$8,302	$1,157,188
	2020	$300,000	$—	$—	$740,171	$—	$—	$8,389	$1,048,560
H. Lynn Moore, Jr. President and Chief Executive Officer	2022	$600,000	$—	$3,405,145	$2,179,800	$—	$—	$12,217	$6,197,162
	2021	$525,000	$—	$3,015,250	$2,037,325	$—	$—	$12,430	$5,590,005
	2020	$525,000	$—	$1,934,153	$2,220,515	$—	$—	$12,514	$4,692,182
Brian K. Miller Executive Vice President, Chief Financial Officer and Treasurer	2022	$415,000	$—	$2,040,238	$1,089,900	$—	$—	$12,249	$3,557,387
	2021	$400,000	$—	$2,070,008	$1,358,216	$—	$—	$12,409	$3,840,633
	2020	$400,000	$—	$1,324,499	$1,480,343	$—	$—	$12,461	$3,217,303
Jeffrey D. Puckett, Chief Operating Officer(5)	2022	$300,000	$—	$1,336,325	$708,435	$—	$—	$6,174	$2,350,934
	2021	$300,000	$—	$1,391,068	$531,969	$—	$—	$6,497	$2,229,534
(1)
The reported amounts represent the aggregate grant date fair value of awards of restricted stock units and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718, and, for performance-based restricted stock units, assume performance at the target level for each such award.

(2)
Represents aggregate grant date fair value of awards granted and calculated in accordance with FASB ASC Topic 718. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to Note 12 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC. This fair value does not represent cash received by the executive in the relevant year, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

(3)	These amounts consist of amounts earned under Tyler’s incentive compensation plan for each respective year and generally paid in the following year.
(4)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan and tickets to sporting events.
(5)	Mr. Puckett was added as a Named Executive Officer in May 2021.

2023 Proxy Statement 51

Pay Versus Performance
Pay Versus Performance Table. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following additional compensation information is provided for our Chief Executive Officer as our principal executive officer (PEO) and our other Named Executive Officers (Other NEOs), in addition to total shareholder return, net income, and non-GAAP recurring revenue performance results for fiscal years 2020, 2021, and 2022.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of $100 Initial Fixed Investment Based on TSR(5)	Value of $100 Initial Fixed Investment Based on Peer Group TSR(6)	Net Income	Non-GAAP Recurring Revenue(7)
							(In thousands)
2022	$6,197,162	$(3,366,114)	$2,344,425	$(1,734,306)	$107	$134	$164,240	$1,470,759
2021	$5,590,005	$14,936,995	$2,409,118	$6,675,726	$179	$172	$161,458	$1,261,400
2020	$4,692,182	$13,125,021	$2,132,932	$7,665,325	$146	$153	$194,820	$818,638
(1)
For the years 2022, 2021, and 2020, this is the total compensation, as depicted in the Summary Compensation Table above, for Chief Executive Officer H. Lynn Moore, Jr., our Principal Executive Officer (PEO).

(2)
Represents the amount of “compensation actually paid” to Mr. Moore, as determined in accordance with Item 402(v) of Regulation S-K. The figures presented do not reflect the actual amount of compensation earned by or paid to Mr. Moore during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Moore’s total compensation for each year to determine the “compensation actually paid”:

Adjustments to determine Compensation Actually Paid for PEO	2022	2021	2020
Total reported in Summary Compensation Table (SCT)	$6,197,162	$5,590,005	$4,692,182
Less, value of stock & option awards reported in SCT	(5,584,945)	(5,052,575)	(4,154,668)
Less, change in pension value and non-qualified deferred compensation earnings in SCT	—	—	—
Plus, pension service cost and impact of pension plan amendments	—	—	—
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding	4,894,336	7,141,556	4,946,903
Plus, change in fair value of prior year awards that are outstanding and unvested	(5,684,175)	6,633,151	7,207,776
Plus, fair value of awards granted this year and that vested this year	—	—	—
Plus, change in fair value (from prior year-end) of prior year awards that vested this year	(3,188,491)	624,859	432,828
Less, prior year fair value of prior year awards that failed to vest this year	—	—	—
“Compensation Actually Paid”	$(3,366,114)	$14,936,995	$13,125,021
(3)
Represents the average of the amounts reported for the company’s named executive officers as a group (excluding Mr. Moore) in the “Total” column of the Summary Compensation Table in each applicable year: Mr. Marr, Mr. Miller, and Mr. Puckett in 2022 and 2021, and Mr. Marr and Mr. Miller in 2020.

52	2023 Proxy Statement

(4)
Represents the amount of “compensation actually paid” to the company's named executive officers as a group (excluding Mr. Moore), as determined in accordance with Item 402(v) of Regulation S-K. The figures presented do not reflect the actual amount of compensation earned by or paid to the named executive officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to average total compensation for the named executive officers as a group (excluding Mr. Moore) for each year to determine the “compensation actually paid”:

Adjustments to determine Compensation Actually Paid for Other NEOs	2022	2021	2020
Total reported in Summary Compensation Table (SCT)	$2,344,425	$2,409,118	$2,132,932
Less, value of stock & option awards reported in SCT	(1,997,451)	(2,066,716)	(1,772,507)
Less, change in pension value and non-qualified deferred compensation earnings in SCT	—	—	—
Plus, pension service cost and impact of pension plan amendments	—	—	—
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding	1,773,552	2,888,432	2,065,960
Plus, change in fair value of prior year awards that are outstanding and unvested	(2,303,705)	3,127,295	5,001,364
Plus, fair value of awards granted this year and that vested this year	—	—	—
Plus, change in fair value (from prior year-end) of prior year awards that vested this year	(1,551,127)	317,596	237,576
Less, prior year fair value of prior year awards that failed to vest this year	—	—	—
“Compensation Actually Paid”	$(1,734,306)	$6,675,726	$7,665,325
(5)
For the relevant fiscal year, represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019, through and including the end of the fiscal year for which TSR is being presented in the table.

(6)
The Company’s peer group, described above under “Peer Group,” was used for the purposes of calculating peer group total shareholder return. Peer Group TSR was calculated on a market-capitalization-weighted basis according to the respective issuers’ stock market capitalization at the beginning of each period for which a return was indicated. TSR represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019, through and including the end of the fiscal year for which TSR is being presented in the table.

(7)
Non-GAAP Recurring Revenue is the company-selected financial performance measure that, in our assessment, represents the most important performance measure used to link compensation actually paid to our named executive officers to company performance for the most recently completed fiscal year.

Relationship between Pay and Performance. The graphs below illustrate the relationship between “compensation actually paid” to our Chief Executive Officer and other named executive officers in 2020, 2021, and 2022 and Company and Peer Group TSR, Company net income, and Company non-GAAP recurring revenue.
“Compensation actually paid” (CAP), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers, but does not reflect actual amounts paid under those awards. Fluctuations in CAP are generally due to stock price and varying levels of the projected and actual achievement of performance goals (as reflected in the significant decrease to 2022 CAP). For a discussion of how our Compensation Committee assessed our performance and our Named Executive Officers’ pay each year, refer to the “Compensation Discussion and Analysis” in this Proxy Statement and the Proxy Statements for 2020 and 2021.

Compensation Actually Paid vs. Tyler and Peer Group TSR
$20
$15
$10
$5
$0
-$5
Actual Pay ($M)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Tyler TSR ($100 Investment)
2020
2021
2022
PEO CAP
Other NEO Avg CAP
Tyler TSR
Peer Group TSR

2023 Proxy Statement 53

Compensation Actually Paid vs. Net Income
$20
$15
$10
$5
$0
-$5
Actual Pay ($M)
$250
$200
$150
$100
$50
$0
Tyler Net Income ($M)
2020
2021
2022
PEO CAP
Other NEO Avg CAP
Tyler Net Income

Compensation Actually Paid vs. Non-GAAP Recurring Revenue
Actual Pay ($M)
$20
$15
$10
$5
$0
-$5
Tyler Non-GAAP Recurring Revenue ($B)
$1.6
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
2020
2021
2022
PEO CAP
Other NEO Avg CAP
Tyler Non-GAAP Recurring Revenue

Important Financial Performance Measures. The table below provides an unranked list of the most important financial performance measures, including the Company-Selected Measure, used by the Company to link CAP for all NEOs to Company performance for 2022.
Non-GAAP Recurring Revenue
Non-GAAP Operating Margin
Non-GAAP Earnings Per Share

54	2023 Proxy Statement

CEO Pay Ratio
Our CEO-to-median-employee pay ratio is calculated in accordance with Item 402(u) of the SEC’s Regulation S-K. We identified the median employee by examining the annual total compensation for all our employees who were employed by us on December 31, 2022, excluding our Chief Executive Officer and international employees. We included all employees, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our 6,965 domestic employees as the sum of the following amounts:
•	Annual base pay and commissions, if applicable
•	Tyler’s matching contributions to the employee's 401(k) Plan account
•	Calendar year cash bonus
•	Calendar year share-based awards (incentive or nonqualified stock options and restricted stock units)
We believe the use of these components for all employees is a consistently applied compensation measure that includes all the compensation elements that are widely distributed throughout our organization, including retirement benefits. We calculated annual total compensation for the median employee using the same methodology we use for our Named Executive Officers as set forth in the 2022 Summary Compensation table included in this Proxy Statement. The total annual compensation calculated for our CEO was $6,197,162 and for our median employee was $95,889. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2022 is 64.6 to 1.

2023 Proxy Statement 55

Grants of Plan-Based Awards in 2022
The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2022:
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John S. Marr, Jr.	6/1/2022						3,750	$345.87	$373,217
	12/1/2022						3,750	$352.23	$444,208
H. Lynn Moore, Jr.	3/1/2022			568	1,420	2,485
	3/1/2022			3,250	6,500	9,750
	6/1/2022						10,000	$345.87	$995,246
	12/1/2022						10,000	$352.23	$1,184,554
Brian K. Miller	3/1/2022			393	982	1,719
	3/1/2022			1,875	3,750	5,625
	6/1/2022						5,000	$345.87	$497,623
	12/1/2022						5,000	$352.23	$592,277
Jeffrey D. Puckett	3/1/2022			241	603	1,055
	3/1/2022			1,250	2,500	3,750
	6/1/2022						3,250	$345.87	$323,455
	12/1/2022						3,250	$352.23	$384,980
(1)
The target and maximum plan award amounts reported in these columns are derived from our 2022 Incentive Compensation Plan. The actual payout amounts for 2022 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.

(2)
The target and maximum plan performance-based restricted stock unit awards reported in these columns are derived from our 2022 Incentive Compensation Plan. The actual vested amounts for 2022 are set forth in the 2022 Equity Incentive Plan Compensation column of our Summary Compensation Table.

(3)
The options awarded on June 1, 2022, and December 1, 2022, for Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett were granted as part of Tyler’s broad-based annual stock option grants. These options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer who is at least fifty years of age or older and has a tenure with the Company of at least fifteen years or more. All options have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 1, 2022, and December 1, 2022; certain key employees who are closer to retirement age may, in the discretion of our Chief Executive Officer, receive shorter vesting periods.

(4)
The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2022. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

56	2023 Proxy Statement

Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2022:
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)
Name	Grant Date	Exercisable	Unexercisable
John S. Marr, Jr.	5/9/2018					7,200	$2,321,352
	3/1/2019							7,500	$2,418,075
	6/1/2017	583	—	171.44	6/1/2027
	12/1/2017	25,000	—	181.79	12/1/2027
	2/26/2018	89,600	22,400	205.66	2/26/2028
	6/1/2018	11,250	—	231.68	6/1/2028
	12/1/2018	11,250	—	192.76	12/1/2028
	6/1/2019	6,875	—	213.35	6/1/2029
	12/1/2019	6,875	—	290.17	12/1/2029
	6/1/2020	2,500	1,250	375.85	6/1/2030
	12/1/2020	2,500	1,250	432.12	12/1/2030
	6/1/2021	1,250	2,500	402.00	6/1/2031
	12/1/2021	1,250	2,500	501.87	12/1/2031
	6/1/2022	—	3,750	345.87	6/1/2032
	12/1/2022	—	3,750	352.23	12/1/2032
H. Lynn Moore, Jr.	5/9/2018					7,200	$2,321,352
	3/1/2020							5,000	$1,612,050
	3/1/2021							5,000	$1,612,050
	3/1/2022							6,500	$2,095,665
	3/1/2022							1,420	$457,822
	6/1/2017	4,417	—	171.44	6/1/2027
	12/1/2017	25,000	—	181.79	12/1/2027
	2/26/2018	89,600	22,400	205.66	2/26/2028
	6/1/2018	11,250	—	231.68	6/1/2028
	12/1/2018	11,250	—	192.76	12/1/2028
	6/1/2019	11,250	—	213.35	6/1/2029
	12/1/2019	11,250	—	290.17	12/1/2029
	6/1/2020	7,500	3,750	375.85	6/1/2030
	12/1/2020	7,500	3,750	432.12	12/1/2030
	6/1/2021	3,000	6,000	402.00	6/1/2031
	12/1/2021	3,000	6,000	501.87	12/1/2031
	6/1/2022	—	10,000	345.87	6/1/2032
	12/1/2022	—	10,000	352.23	12/1/2032
Brian K. Miller	5/9/2018					2,400	$773,784
	3/1/2020							3,333	$1,074,593
	3/1/2021							3,333	$1,074,593
	3/1/2022							3,750	$1,209,038
	3/1/2022							982	$316,607
	2/26/2018	8,000	8,000	205.66	2/26/2028
	6/1/2018	4,000	—	231.68	6/1/2028
	12/1/2018	7,500	—	192.76	12/1/2028
	6/1/2019	7,500	—	213.35	6/1/2029
	12/1/2019	7,500	—	290.17	12/1/2029
	6/1/2020	5,000	2,500	375.85	6/1/2030

2023 Proxy Statement 57

		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)
Name	Grant Date	Exercisable	Unexercisable
	12/1/2020	5,000	2,500	432.12	12/1/2030
	6/1/2021	2,000	4,000	402.00	6/1/2031
	12/1/2021	2,000	4,000	501.87	12/1/2031
	6/1/2022	—	5,000	345.87	6/1/2032
	12/1/2022	—	5,000	352.23	12/1/2032
Jeffery D. Puckett	3/1/2020							2,000	$644,820
	3/1/2021							2,350	$757,664
	3/1/2022							2,500	$806,025
	3/1/2022							603	$194,413
	12/15/2014	2,250	—	108.81	12/15/2024
	6/1/2015	2,250	—	121.05	6/1/2025
	12/1/2015	6,250	—	176.80	12/1/2025
	6/1/2016	8,500	—	154.85	6/1/2026
	12/1/2016	8,500	—	143.42	12/1/2026
	6/1/2017	5,000	—	171.44	6/1/2027
	12/1/2017	5,000	—	181.79	12/1/2027
	6/1/2018	2,500	—	231.68	6/1/2028
	12/1/2018	2,500	—	192.76	12/1/2028
	6/1/2019	2,500	—	213.35	6/1/2029
	12/1/2019	2,500	—	290.17	12/1/2029
	6/1/2020	1,666	834	375.85	6/1/2030
	12/1/2020	1,666	834	432.12	12/1/2030
	6/1/2021	783	1,567	402.00	6/1/2031
	12/1/2021	783	1,567	501.87	12/1/2031
	6/1/2022	—	3,250	345.87	6/1/2032
	12/1/2022	—	3,250	352.23	12/1/2032
(1)
Stock options expire on the tenth anniversary of the date of grant. All stock options vest ratably over a five-year period beginning on the first anniversary of the grant date. Beginning in 2016, stock options granted to persons who are at least fifty years of age and have a tenure with the Company of at least 15 years vest ratably over a three-year period beginning on the first anniversary of the grant date, and stock options granted to others vest over a five-year period beginning on the first anniversary of the grant date. Stock options granted on February 26, 2018, vest and become exercisable ratably on the first, second, third, fourth, and fifth anniversaries of the date of grant date.

(2)
Value based on $322.41, which was the closings market price of our common stock on December 31, 2022. The restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreement. Vesting of restricted stock awards is subject to continued status as an eligible person (as defined in the 2018 Stock Incentive Plan).

(3)
Value based on $322.41, which was the closings market price of our common stock on December 31, 2022. The performance-based restricted stock units cliff vest at the end of a three-year performance period. The performance measure used to determine the number of restricted stock units vested at the end of the three-year performance period is average three-year revenue growth over that period adjusted to exclude material acquisitions completed during the performance period.

58	2023 Proxy Statement

Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2022:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John S. Marr, Jr.	—	$—	16,200	$6,949,764
H. Lynn Moore, Jr.	583	$107,103	17,671	$7,579,734
Brian K. Miller	—	$—	9,520	$4,081,019
Jeffrey D. Puckett	6,750	$2,111,482	2,430	$1,040,672
Potential Payments Under Employment Agreements
Consistent with the terms of their respective employment agreements, as discussed above, Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2022, including if a change in control had occurred during 2022.
	Termination Without Cause				Upon a Change in Control(1)
Name	Lump Sum Severance and Non -Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units	Lump Sum Severance and Non- Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Stock Units
John S. Marr, Jr.	$600,000	$17,863	$1,591,309	$255,820	$600,000	$17,863	$1,591,309	$255,820
H. Lynn Moore, Jr.	$1,200,000	$17,863	$3,821,814	$3,249,996	$1,200,000	$17,863	$3,821,814	$3,249,996
Brian K. Miller	$830,000	$13,673	$2,145,851	$1,903,522	$830,000	$13,673	$2,145,851	$1,903,522
Jeffrey D. Puckett	$555,000	$8,193	$1,024,007	$1,232,088	$555,000	$8,193	$1,024,007	$1,232,088
(1)
Payments would only be made upon the occurrence of a change in control if, additionally, the NEO’s employment was terminated for “good reason” or without cause within 12 months following the occurrence of a change in control transaction.

2023 Proxy Statement 59

OTHER HELPFUL INFORMATION
Reminder: Shareholders are being asked to vote on the following matters at the 2023 Annual Meeting.
Proposal	Description	Vote Requirement for Approval	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
Proposal One	Election of Directors	Majority of votes cast	FOR	No effect	No effect
Proposal Two	Advisory Approval of Our Executive Compensation	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect
Proposal Three	Ratification of Our Independent Auditors for Fiscal Year 2023	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	Discretionary vote
Proposal Four	Advisory Resolution on the Frequency of Shareholder Voting on Our Executive Compensation	Majority of shares present in person or represented by proxy	1 YEAR	Counted as “AGAINST”	No effect
Voting your shares. Your shares will be voted at the annual meeting as you direct using one of the methods provided. No proxy can vote for more than eight nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
Voting by internet: Go to www.proxyvote.com to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.
Voting by phone: Call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of voting by phone for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.
Voting by mail: Complete, sign and date the proxy card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR Proposal One, FOR Proposal Two, FOR Proposal Three, and 1 YEAR for Proposal Four.
You may also vote in person at the Annual Meeting by following the instructions provided below.
Meeting Date and Time: Thursday, May 11, 2023, at 9:00 a.m., Central Time
Place: www.virtualshareholdermeeting.com/TYL2023
Record Date: March 17, 2023
On March 17, 2023, we had 41,895,333 shares of common stock issued and outstanding. Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held in their name.
Meeting quorum. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
How to access the meeting: Visit www.virtualshareholdermeeting.com/TYL2023 and enter the 16-digit control number found on the proxy card, voting instruction form, or notice of internet availability of proxy materials previously received. We encourage shareholders to log in to the website and access the webcast before the meeting’s start time.

60	2023 Proxy Statement

Voting and questions during the meeting: Shareholders who enter their 16-digit control number may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or participate during the meeting.
Abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining a quorum and otherwise as shares present in person or represented by proxy. Abstentions and broker non-votes are not counted as votes cast for purposes of determining whether a proposal requiring a majority of votes cast has been approved. Withholding authority to vote with respect any director nominee for Proposal One will also not be counted as a vote cast for that director nominee.
Shares held in “street name.” If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposals One (election of directors), Two (advisory vote on executive compensation, and Four (advisory vote on frequency of a shareholder vote on executive compensation) are “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares. Proposal Three (ratification of independent auditors) is considered a discretionary item and may be voted in the absence of instructions.
Revoking your proxy. After you sign and return your proxy, you may revoke it prior to the meeting either by (1) filing a written notice of revocation at our corporate headquarters, (2) attending the annual meeting and voting your shares in person, or (3) delivering to us another duly executed proxy that is dated after the initial proxy.
Proxy expenses. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy.
Proxy solicitation. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation.
Distribution of proxies for the Annual Meeting. We estimate that the fee if any such firm will not exceed $25,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record shareholders, and we may reimburse them for their reasonable out-of-pocket expenses.
Multiple shareholders sharing the same address. If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, they may telephone the Investor Relations Department at 972-713-3770 or write to it at Tyler Technologies, Inc., 5101 Tennyson Parkway, Plano, Texas 75024, and a separate copy will be promptly delivered.

2023 Proxy Statement 61

SHAREHOLDER PROPOSALS
Any proposal that a shareholder desires to present at the 2024 annual meeting must be received by us at our corporate headquarters no earlier than January 12, 2024, and no later than February 12, 2024.
By Order of the Board of Directors,

ABIGAIL DIAZ Chief Legal Officer Corporate Secretary
Plano, Texas
April 6, 2023

62	2023 Proxy Statement

TYLER TECHNOLOGIES, INC.
ATTN: BRIAN MILLER
5101 TENNYSON PARKWAY
PLANO, TX 75024

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/10/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TYL2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/10/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Glenn A. Carter
02) Brenda A. Cline
03) Ronnie D. Hawkins, Jr.
04) Mary L. Landrieu
05) John S. Marr, Jr.
06) H. Lynn Moore, Jr.
07) Daniel M. Pope
08) Dustin R. Womble

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory Approval of Our Executive Compensation.	☐	☐	☐
3. Ratification of Our Independent Auditors for Fiscal Year 2023.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for proposal 4.

	1 year	2 years	3 years	Abstain
4. Advisory Resolution on the Frequency of Shareholder Voting on Our Executive Compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000601104_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com

TYLER TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 11, 2023 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice, dated April 6, 2023, of the Annual Meeting of Shareholders in Tyler Technologies, Inc. (the "Company") to be conducted via live webcast at www.virtualshareholdermeeting.com/TYL2023 on May 11, 2023, at 9:00 a.m. Central Time, and the Proxy Statement in connection therewith, and (2) appoints John S. Marr, Jr. and H. Lynn Moore, Jr., and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

0000601104_2 R1.0.0.6

Continued and to be signed on reverse side